                                                               EXHIBIT 99.(c)(1)

   ========================================================================


                              PURCHASE AGREEMENT

                                 ------------

                                 BY AND AMONG



                            COLUMBIA PROPANE L.P.,



                              CP HOLDINGS, INC.,



                         COLUMBIA PROPANE CORPORATION,



                       NATIONAL PROPANE PARTNERS, L.P.,



                         NATIONAL PROPANE CORPORATION,



                          NATIONAL PROPANE SGP, INC.



                                      AND



                            TRIARC COMPANIES, INC.

                                 ------------

                                 April 5, 1999


   ========================================================================

                               TABLE OF CONTENTS


                                   ARTICLE I

                                   THE OFFER



Section 1.1    The Offer................................................   2
               (a)  Commencement........................................   2
               (b)  Offer Documents.....................................   3
Section 1.2    National MLP Action......................................   4
               (a)  Special Committee...................................   4
               (b)  Schedule 14D-9......................................   4
               (c)  Security Position Listings..........................   5
               (d)  Admission as Limited Partner........................   5



                                  ARTICLE II

                               THE TRANSACTIONS


Section 2.1    The Reorganization of the National MLP GP Interests......   6
               (a)  Reorganization of National MLP......................   6
               (b)  Purchase of National OLP Interests..................   6
Section 2.2    Merger and Conversion of Interests in the National OLP...   7
               (a)   Merger of National MLP With and Into the Purchaser.   7
               (b)   Effect of the Merger...............................   7
               (c)   Acquisition of Interests of the National OLP.......   7
Section 2.3    Closing..................................................   8
Section 2.4    Surrender of Units; Transfer Books.......................   8
               (a)   Paying Agent.......................................   8
               (b)   Surrender of Certificates..........................   9
               (c)   Delivery of Funds to the Surviving Entity..........   9
               (d)   No Further Rights..................................  10
               (e)   No Liability.......................................  10
               (f)   Withholding Rights.................................  10
Section 2.5    Transactions Involving Special Limited Partner Interests.  10
               (a)   Put Right..........................................  10
               (b)   Call Right.........................................  11
Section 2.6    Merger of the National MGP...............................  11

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF THE NATIONAL PARTIES


Section 3.1    Organization and Existence................................ 12
Section 3.2    Authority; Binding Effect................................. 12
Section 3.3    SEC Filings............................................... 13
Section 3.4    Financial Statements...................................... 13
Section 3.5    Offer Documents; Schedule 14D-9........................... 14
Section 3.6    No Material Adverse Change................................ 14
Section 3.7    Ownership................................................. 14
Section 3.8    No Conflict............................................... 16
Section 3.9    No Default................................................ 16
Section 3.10   Copies Complete........................................... 17
Section 3.11   Brokerage Arrangements.................................... 17
Section 3.12   Undisclosed Liabilities................................... 17
Section 3.13   No Litigation............................................. 17
Section 3.14   Environmental Matters..................................... 18
Section 3.15   [Intentionally Left Blank]................................ 19
Section 3.16   Vote Required............................................. 19
Section 3.17   Labor Matters............................................. 19
Section 3.18   Compliance with Laws...................................... 20
Section 3.19   Insurance................................................. 20
Section 3.20   Intellectual Property..................................... 20
Section 3.21   Employee Benefit Matters.................................. 20
Section 3.22   Certain Agreements........................................ 21
Section 3.23   Taxes..................................................... 22


                                  ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES


Section 4.1    Organization and Existence................................ 23
Section 4.2    Authority; Binding Effect................................. 24
Section 4.3    No Conflict............................................... 24
Section 4.4    No Default................................................ 24
Section 4.5    Offer Documents; Information Statement.................... 25
Section 4.6    Financing................................................. 25
Section 4.7    Brokerage Arrangements.................................... 25

                                   ARTICLE V

           ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS


Section 5.1     Access to Information.................................... 26
Section 5.2     Conduct of Business...................................... 26
                (a)  Ordinary Course......................................26
                (b)  Restrictions on National MLP and National OLP........26
                (c)  General Business.................................... 28
                (d)  Employees of the National MGP....................... 29
                (e)  Restrictions on the Purchaser, Purchaser Holdings
                     and Purchaser General Partner....................... 29
Section 5.3     Certain Filings.......................................... 33
Section 5.4     Information Statement.................................... 34
Section 5.5     Certain Instruments...................................... 34
Section 5.6     Other Consents........................................... 34
Section 5.7     No Solicitation.......................................... 35
Section 5.8     Permitted Actions........................................ 36
Section 5.9     Indemnified Debt......................................... 37
Section 5.10    Environmental Permits.................................... 38
Section 5.11    Further Action; Commercially Reasonable Efforts.......... 39
Section 5.12    Notification of Certain Matters.......................... 39
Section 5.13    Certain Indebtedness..................................... 40
Section 5.14    Consistent Tax Reporting................................. 40
Section 5.15    No Public Announcement................................... 41
Section 5.16    Expenses................................................. 41
Section 5.17    Tax Matters.............................................. 43
                (a) Purchase Price Allocations........................... 43
                (b) Code Section 704(c) Election......................... 43
                (c) Tax Cooperation...................................... 43
                (d) Certain Tax Contests................................. 44


                                  ARTICLE VI

                                  CONDITIONS


Section 6.1    Conditions to the Merger.................................. 44
               (a) Conveyance of Acquired Interests...................... 44
               (b) Approval of a Unit Majority........................... 45
               (c) No Injunctions or Restraints.......................... 45
               (d) Corporate and Partnership Authority................... 45
               (e) Acceptance............................................ 45

Section 6.2    Conditions to the Purchase of National OLP Interests...... 45
               (a) Reorganization........................................ 45
               (b) Approval of a Unit Majority........................... 45
               (c) No Injunctions or Restraints.......................... 46
               (d) Corporate and Partnership Authority................... 46
               (e) Acceptance............................................ 46
               (f) Prepayment............................................ 46


                                  ARTICLE VII

                        EMPLOYEES AND EMPLOYEE BENEFITS

Section 7.1    Offers of Employment; Severance Obligations............... 46
Section 7.2    Increased Severance Costs................................. 47
Section 7.3    401(k) Plan; Direct Roll-Over............................. 47
Section 7.4    Assumed Employee Liabilities.............................. 47
Section 7.5    Collective Bargaining Matters............................. 47
Section 7.6    Multiemployer Plan Arrangements........................... 48
Section 7.7    Losses Relating to Employees and Employee Benefits........ 49

                                 ARTICLE VIII

                                  TERMINATION

Section 8.1    Events of Termination..................................... 49
               (a) Consent............................................... 49
               (b) No National Common Units Purchased.................... 49
               (c) National Recommendation............................... 49
               (d) Outside Date.......................................... 50
               (e) Applicable Law Change................................. 50
Section 8.2    Effect of Termination..................................... 50
               (a) No Liability.......................................... 50
               (b) Termination Fee....................................... 50
               (c) Topping Fee........................................... 50
               (d) Specific Performance; Attorneys' Fees................. 51
               (e) Other Remedies........................................ 51
               (f) Outside Date Breakage Fee............................. 51

                                  ARTICLE IX

                                INDEMNIFICATION

Section 9.1    Indemnification of Certain National Parties............... 52
               (a)  Indemnification of Certain National Parties.......... 52
               (b)  Limitation of Liability.............................. 52
               (c)  Limitations with Respect to Certain Tax Losses....... 53
               (d)  Limitation of Indemnification........................ 53
Section 9.2    Indemnification of the Purchaser Parties.................. 53
               (a)  Debt Indemnity....................................... 53
               (b)  Other Indemnity...................................... 54
Section 9.3    Termination of Indemnities; Survival Periods.............. 54
Section 9.4    Demands................................................... 55
Section 9.5    Right to Contest and Defend............................... 55
Section 9.6    Cooperation............................................... 56
Section 9.7    Right to Participate...................................... 56
Section 9.8    Payment of Damages........................................ 56
Section 9.9    Exclusivity............................................... 56


                                   ARTICLE X

                                 MISCELLANEOUS

Section 10.1   [Intentionally Left Blank]................................ 57
Section 10.2   Notices................................................... 57
Section 10.3   Governing Law............................................. 58
Section 10.4   Entire Agreement; Amendments and Waivers.................. 59
Section 10.5   Binding Effect and Assignment............................. 59
Section 10.6   Severability.............................................. 59
Section 10.7   Parties in Interest....................................... 60
Section 10.8   Disclosure................................................ 60
Section 10.9   Interpretation............................................ 60
Section 10.10  References; Construction.................................. 60
Section 10.11  Context................................................... 60
Section 10.12  Execution................................................. 61

                                    Annexes

Annex A        Conditions to the Offer

                                   Schedules

Schedule 3.1       National Qualifications; National MLP and National OLP
                     Investments or Interests in, or Control Over, Other
                     Entities
Schedule 3.4       National MLP Consolidated Financial Statements
Schedule 3.6       National MLP Adverse Trends or Conditions
Schedule 3.7       Liens, Claims and Encumbrances on the General Partner
                     Interests and Incentive Distribution Rights, the Limited Partner Interests, the National SGP Stock, the National Subordinated Units, the NSSI Stock, or the National Acquired Interests
Schedule 3.7(i)    National Outstanding Subscription Rights
Schedule 3.8       National Required Consents; Conflicts, Defaults, Breaches,
                     Accelerations, or Required Authorizations, Approvals or Consents
Schedule 3.9       National Defaults
Schedule 3.11      National Brokerage Arrangements
Schedule 3.12      National Officers and Employees of National MGP for
                     Purposes of "Knowledge of the National MGP"
Schedule 3.13      National Litigation
Schedule 3.14      Environmental Documents; National Predecessors and Retained
                     Environmental Liabilities
Schedule 3.17      National Labor Matters
Schedule 3.19      National Insurance
Schedule 3.21      National Employee Benefit Plans and Multiemployer Pension
                     Plans
Schedule 3.22      National Material Agreements
Schedule 3.23      National Tax Matters
Schedule 4.7       Purchaser Brokerage Arrangements
Schedule 5.2(b)    National Unrestricted Transactions
Schedule 5.2(d)    Amendments to National Employee Agreements or Arrangements
Schedule 5.2(e)    Restricted Changes to Purchaser OLP's Tax Methods; National
                     OLP Adjusted Tax Basis
Schedule 5.5       Consent Matters
Schedule 5.9       National MGP's Basis as of Effective Time
Schedule 5.13(i)   Refinancing of Indebtedness
Schedule 5.13(ii)  Repayment of Indebtedness
Schedule 5.14      Consistent Tax Reporting
Schedule 7.1(a)    National MGP Employee Retention Program
Schedule 7.1(b)    National Employment and Severance Agreements
Schedule 7.1(c)    National MGP Stock, Phantom Stock, Unit or Phantom Unit
                     Plans
Schedule 7.4       National Incentive Compensation Plans
Schedule 7.5       Collective Bargaining Representatives
Schedule 9.1       National Pending Litigation
Schedule 9.2(a)    Indemnified Debt

                                 DEFINED TERMS


Acceptance............................................................. 3
Acceptance Date........................................................ 3
Acquired Interests..................................................... 1
Acquiring Person.......................................................33
Acquisition Line.......................................................40
affiliate.............................................................. 8
Agreement.............................................................. 1
Alternate Appraisal....................................................43
Amendment No. 2........................................................40
Annex A................................................................ 2
Applicable Date........................................................33
Applicable Law Change..................................................32
Appraisal..............................................................43
Assets.................................................................43
Board.................................................................. 2
Call Notice............................................................11
Certificates........................................................... 9
Claim..................................................................55
Closing................................................................ 8
Closing Agreement......................................................23
Closing Date........................................................... 8
Code...................................................................10
Confidentiality Agreement..............................................26
Damages................................................................32
Debt Indemnity.........................................................54
Delaware Court.........................................................58
Delaware Law........................................................... 2
Effective Tax Rate.....................................................31
Effective Time......................................................... 7
Employees..............................................................46
Environmental and Health and Safety Laws...............................18
Environmental Documents................................................19
Environmental Permits..................................................38
ERISA..................................................................20
Exchange Act........................................................... 2
Fee....................................................................51
First Mortgage Notes...................................................40
Hazardous Materials....................................................18
Hazardous Waste Laws...................................................18
HSR Act................................................................11
Incentive Distribution Rights.......................................... 1

Indemnified Debt...................................................    54
Information Statement..............................................     4
Knowledge of the National MGP......................................    17
Lehman Opinion.....................................................     4
Losses.............................................................    52
Material Adverse Effect............................................    14
Merger.............................................................     7
Merger Consideration...............................................     7
MGP's Basis........................................................    37
Minimum Condition..................................................     2
Multiemployer Plan.................................................    48
National Assets....................................................    31
National Board.....................................................     2
National Common Units..............................................     1
National Financial Statements......................................    13
National General Partners..........................................     1
National MGP.......................................................     1
National MLP.......................................................     1
National MLP GP Interests..........................................     1
National MLP Partnership Agreement.................................     1
National OLP.......................................................     1
National OLP GP Interests..........................................     1
National OLP Interests.............................................     1
National OLP Partnership Agreement.................................     1
National Parties...................................................    12
National Permits...................................................    20
National Plan......................................................    21
National Plans.....................................................    21
National Possible Alternatives.....................................    35
National Representing Parties......................................    22
National SGP.......................................................     1
National Subordinated Units........................................     1
National Superior Transaction......................................    36
Note Agreements....................................................    40
Notice.............................................................32, 57
NSSI...............................................................    12
NYSE...............................................................    41
Offer..............................................................     1
Offer Consideration................................................     1
Offer Documents....................................................     3
Offer to Purchase..................................................     3
Other Indemnity....................................................    54
Other Permits......................................................    38

Paying Agent..........................................................  8
Predecessors.......................................................... 18
Purchaser.............................................................  1
Purchaser General Partner.............................................  1
Purchaser Group Member................................................ 32
Purchaser Holdings....................................................  1
Purchaser Material Adverse Effect..................................... 24
Purchaser OLP.........................................................  7
Purchaser Parties..................................................... 12
Put Condition......................................................... 11
Put Notice............................................................ 10
Remedial Allocation Method............................................ 43
Required Consents..................................................... 16
Retention Program..................................................... 46
Schedule 14D-1........................................................  3
Schedule 14D-9........................................................  4
SEC...................................................................  3
SGP Board.............................................................  2
Special Committee.....................................................  2
Special Limited Partner...............................................  7
Special Limited Partner Interest......................................  7
Surviving Corporation.................................................  7
Tax Controversy....................................................... 44
Tax Indemnity Provisions.............................................. 53
Tax Provisions........................................................ 31
Tax Return............................................................ 23
Tax Ruling............................................................ 23
Taxes................................................................. 23
Threshold Amount...................................................... 31
Transactions..........................................................  3
Triarc................................................................  1
Triarc Note...........................................................  6
WARN.................................................................. 47
Withdrawal Liability.................................................. 48

                               PURCHASE AGREEMENT

     This Purchase Agreement (this "Agreement") is made and entered into as of the 5th day of April, 1999, by and among Columbia Propane L.P., a Delaware limited partnership (the "Purchaser"), CP Holdings, Inc., a Delaware corporation and the general partner of the Purchaser ("Purchaser General Partner"), Columbia Propane Corporation, a Delaware corporation ("Purchaser Holdings"), National Propane Partners, L.P., a Delaware limited partnership (the "National MLP") governed by the Amended and Restated Agreement of Limited Partnership of the National MLP dated as of July 2, 1996, as amended through the date hereof (the "National MLP Partnership Agreement"), National Propane Corporation, a Delaware corporation and managing general partner of the National MLP (the "National MGP"), National Propane SGP, Inc., a Delaware corporation and special general partner of the National MLP (the "National SGP," and together with the National MGP, the "National General Partners"), and Triarc Companies, Inc., a Delaware corporation and the indirect parent corporation of the National General Partners ("Triarc").

                              W I T N E S S E T H:

     WHEREAS, the National MLP is the sole limited partner of National Propane, L.P., a Delaware limited partnership (the "National OLP") governed by the Amended and Restated Agreement of Limited Partnership of the National OLP dated as of July 2, 1996, as amended through the date hereof (the "National OLP Partnership Agreement"), of which the National General Partners are the sole general partners;

     WHEREAS, the Purchaser, directly or indirectly, desires (i) to make a cash tender offer (the "Offer") to acquire 100% of the issued and outstanding common units of the National MLP ("National Common Units") for $12.00 per Unit (such amount, or any greater amount per National Common Unit paid pursuant to the Offer, being hereinafter referred to as the "Offer Consideration"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of this Agreement and the Offer, (ii) to acquire 100% of the outstanding subordinated units representing subordinated general partner interests in the National MLP ("National Subordinated Units"), (iii) to acquire 100% of the unsubordinated general partner interests in the National MLP (the "National MLP GP Interests") and 100% of the Incentive Distribution Rights representing general partner interests in the National MLP (the "Incentive Distribution Rights"), (iv) to acquire 100% of the unsubordinated general partner interests in the National OLP (the "National OLP GP Interests"), and (v) to acquire substantially all of the limited partner interests in the National OLP (all of such interests, the "National OLP Interests" (collectively, the items in clauses (i) through (v) are the "Acquired Interests")); and the National MLP and the National General Partners have agreed to sell the Acquired Interests on the terms and subject to the conditions hereinafter set forth;

     WHEREAS, the Board of Directors of Purchaser Holdings and Purchaser General Partner (for itself and on behalf of the Purchaser) have approved the making of the Offer and the transactions related thereto;

     WHEREAS, the Board of Directors of the National MGP (the "National Board"), acting upon the recommendation of the special committee (the "Special Committee") of the National Board, has approved the terms of the Offer and the other transactions contemplated herein and resolved and agreed, subject to the terms and conditions contained herein, to recommend that holders of National Common Units tender such National Common Units pursuant to the Offer; and

     WHEREAS, the Board of Directors of Purchaser Holdings, the Board of Directors of Purchaser General Partner, the National Board and the Board of Directors of National SGP (the "SGP Board") have each approved the transactions set forth in this Agreement on behalf of themselves and any entity of which they are the managing general partner in accordance with the General Corporation Law of the State of Delaware and the Delaware Revised Uniform Limited Partnership Act (collectively, the "Delaware Law") upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE OFFER

 Section 1.1   The Offer.

     (a) Commencement.

     Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and none of the conditions set forth in Annex A attached hereto and incorporated herein by reference ("Annex A") shall have occurred or be existing (unless such conditions shall have been waived by the Purchaser), Purchaser General Partner shall cause the Purchaser to commence (within the meaning of Rule 14d-2(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), and the Purchaser shall commence, the Offer at the Offer Consideration as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the date hereof. The obligation of the Purchaser to accept for payment and pay for National Common Units tendered pursuant to the Offer shall be subject only to (i) the condition (the "Minimum Condition") that at least the number of National Common Units that, when combined with the National Common Units already owned by Purchaser Holdings and its direct or indirect subsidiaries, constitutes a majority of the then outstanding National Common Units on a fully diluted basis shall have been validly tendered and not withdrawn prior to the expiration of the Offer and (ii) the satisfaction or waiver of the other conditions set forth in Annex A hereto. The Purchaser expressly reserves the right, in its sole discretion and notwithstanding anything to the contrary in this Agreement including Annex A, to extend the Offer in accordance with law, to waive any condition (other than the Minimum Condition), to increase the Offer Consideration, and to make any other changes in the terms and conditions of the Offer; provided, however, that no change may be made which (A) decreases or changes the form of the Offer Consideration, (B) reduces the minimum number of National Common Units to be purchased in the Offer below the Minimum Condition, (C) imposes conditions to the Offer in addition to those set forth in Annex A hereto, (D) amends or changes the terms and conditions of the Offer in any manner adverse to the holders of National Common Units (other than Purchaser Holdings and its subsidiaries) or (E) changes or waives the Minimum Condition. The Offer Consideration shall, subject to applicable withholding of taxes, be net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of the Offer. The Purchaser shall extend the Offer from time to time to the extent necessary to permit cure, resolution, elimination or waiver of the conditions set forth in Annex A; provided, that the Purchaser shall not be obligated to make any such extension (x) if the Purchaser reasonably determines that any condition set forth in Annex A is not capable of being cured, resolved or eliminated, (y) after the termination of this Agreement in accordance with its terms or (z) in any event, to a date later than 60 days following the commencement of the Offer. Subject to the terms and conditions of the Offer, the Purchaser shall accept for payment and pay, as promptly as practicable after expiration of the Offer, for all National Common Units validly tendered and not withdrawn (the "Acceptance"), the date of which shall be the "Acceptance Date."

     (b) Offer Documents.

     As soon as reasonably practicable on the date of commencement of the Offer, the Purchaser shall file with the Securities and Exchange Commission (the "SEC") and disseminate to holders of National Common Units to the extent required by law a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer and the other transactions contemplated by this Agreement (the "Transactions"). The
Schedule 14D-1 shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Purchaser Holdings, the Purchaser and the National MGP agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading in any material respect, and Purchaser Holdings and the Purchaser further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of National Common Units, in each case as and to the extent required by applicable federal securities laws. The National MGP and its counsel shall be given an opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC. Purchaser Holdings and the Purchaser shall provide the National MGP and its counsel with a copy of any written comments or telephonic notification of any verbal comments Purchaser Holdings or the Purchaser may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof and shall provide the National MGP and its counsel with a copy of any written responses and telephonic notification of any verbal response of Purchaser Holdings, the Purchaser or their counsel. In the event that the Offer is terminated or withdrawn by the Purchaser, Purchaser Holdings and the Purchaser shall cause all tendered National

Common Units represented by the certificate or certificates surrendered to the Paying Agent (as defined herein) to be returned to the registered holders of the National Common Units.

 Section 1.2   National MLP Action.

     (a) Special Committee.

     The National MLP, acting through the National Board, hereby approves of and consents to the Offer and the Transactions and represents that (i) the National Board acting on the recommendation of the Special Committee, at a meeting duly called and held on April 1, 1999, has unanimously (A) approved and adopted this Agreement, the Offer and the Transactions and (B) determined that the Offer and the Transactions are fair to and in the best interests of the holders of Common Units and resolved to recommend, subject to the conditions set forth herein, that the holders of National Common Units accept the Offer, and (ii) Lehman Brothers has delivered to the Special Committee a written opinion (the "Lehman Opinion") substantially to the effect that the consideration to be received by the holders of National Common Units pursuant to each of the Offer and the Merger is fair to such holders from a financial point of view. The National MGP has been authorized by Lehman Brothers, subject to prior review by such financial advisor, to include such fairness opinion (or references thereto or descriptions thereof) in the Offer Documents and in the Schedule 14D-9 (as defined in paragraph (b) of this Section 1.2) and an information statement (as required under the Exchange Act or, if not permitted by applicable law, stock exchange regulation, or the National MLP Partnership Agreement, a proxy statement) (the "Information Statement"). Subject to the fiduciary duties of the National Board under applicable law, the National MLP hereby consents to the inclusion in the Offer Documents of the recommendation of the National Board described above; provided, however, that such recommendation may be withdrawn, modified, qualified or changed as set forth in Section 5.8 below.

     (b) Schedule 14D-9.

     As soon as reasonably practicable on or after the date of commencement of the Offer, the National MLP shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing, subject to the fiduciary duties of the National Board under applicable law, the recommendation of the Special Committee described in Section 1.2(a) and shall disseminate to holders of National Common Units, the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable federal securities laws; provided, however, that such recommendation may be withdrawn, modified, qualified or changed as set forth in Section 5.8 below. Any such withdrawal, modification, qualification or change shall not constitute a breach of this Agreement, but will nonetheless be subject to the provisions of Section 8.1. The National MLP, Purchaser Holdings and the Purchaser agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and the National MLP further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of National Common Units, in each case as and to the extent required by applicable federal securities laws. Purchaser Holdings, the Purchaser and their counsel shall be given a reasonable opportunity to review and comment on the
Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. The National MLP will provide Purchaser Holdings, the Purchaser and their counsel with a copy of any written comments or telephonic notification of any oral comments the National MLP may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt thereof and will provide Purchaser Holdings, the Purchaser and their counsel with a copy of any written responses to the SEC or its staff of the National MLP or its counsel.

     (c) Security Position Listings.

     The National MLP shall promptly furnish the Purchaser with mailing labels containing the names and addresses of all record holders of National Common Units and with security position listings of National Common Units held in stock depositories, each as of the most recent date reasonably practicable, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of National Common Units as of the most recent date reasonably practicable. The National MLP shall furnish the Purchaser with such additional information, including, without limitation, updated listings and computer files of unitholders, mailing labels and security position listings, and such other assistance as Purchaser Holdings, the Purchaser or their agents may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Transactions, Purchaser Holdings and the Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer and the Transactions, and, if this Agreement shall be terminated in accordance with Section 8.1, shall, at the request of the National MLP, deliver promptly to the National MLP all copies of such information then in their possession and shall certify in writing to the National MLP its compliance with this Section 1.2(c).

     (d) Admission as Limited Partner.

     The National General Partners and the Purchaser shall use commercially reasonable efforts to take such actions as are required under the National MLP Partnership Agreement to effect the prompt admission of the Purchaser as a limited partner of the National MLP with respect to all National Common Units acquired by the Purchaser pursuant to the Offer in accordance with the terms of the National MLP Partnership Agreement.

                                    ARTICLE II

                                THE TRANSACTIONS

Section 2.1   The Reorganization of the National MLP GP Interests.

     (a) Reorganization of National MLP.

     After the Acceptance Date and immediately prior to the Closing, as defined below, Triarc shall unconditionally and irrevocably pay $14,883,720 to the National OLP under the promissory note in the original principal amount of $40.7 million with a remaining outstanding balance (immediately prior to the payment referred to in this sentence) of $30.7 million issued by Triarc to the order of the National OLP (the "Triarc Note"), together with interest, calculated based on a rate per annum of 9.44%, for the period from the Acceptance Date to the Closing, on a principal amount equal to (x) $2.40 multiplied by (y) the number of Common Units accepted and paid for in the Offer; it being understood that Triarc hereby waives any right to set-off, counterclaim or any other defense to such payment. Thereafter, the National MGP shall cause (i) the National MLP to redeem (A) all 1.0% of the unsubordinated general partner interests in the National MLP owned by the National SGP in exchange for the simultaneous distribution to the National SGP of a 0.9798% limited partner interest in the National OLP, (B) all 4,533,638 National Subordinated Units and all Incentive Distribution Rights owned by the National MGP in exchange for the simultaneous distribution to the National MGP of a 22.6351% limited partner interest in the National OLP and (C) all 1.0% of the unsubordinated general partner interest in the National MLP owned by the National MGP (other than a general partner interest valued at $1,000) in exchange for the simultaneous distribution to the National MGP of a 0.9798% limited partner interest in the National OLP, and immediately thereafter, (ii) the National OLP to redeem all of the National OLP Interests owned by the National MGP other than a 1% limited partner interest in the National OLP (inclusive of the interest in (c) above), (which 1% limited partner interest, for purposes of determining the aggregate consideration to be paid to the National General Partners hereunder, shall be initially valued at $700,000), in exchange for the simultaneous assignment and distribution to the National MGP of the Triarc Note, the principal amount of which (at the time of the assignment and distribution referred to in this clause (ii)) will be $15,816,280. The Purchaser, Purchaser General Partner and Purchaser Holdings agree that the National MGP and/or the National SGP, as applicable, shall be permitted to transfer interests to be acquired under this Section 2.1 to an affiliate of Triarc; provided, however, that such affiliate agrees to be bound by the provisions hereof.

     (b) Purchase of National OLP Interests.

     At the Closing, (x) the Purchaser shall purchase all of the National OLP Interests owned by the National SGP for an aggregate consideration of $686,000, and (y) Purchaser General Partner shall purchase (i) all of the National OLP GP Interests owned by the National SGP for an aggregate consideration of $707,000 and (ii) all of the National OLP GP Interests owned by the National MGP (other than a National OLP GP Interest valued at $1,000) for an aggregate consideration of

$706,000. All payments made pursuant to this Section 2.1(b) shall be made in cash, payable at the Closing (defined below) by wire transfer of immediately available funds.

 Section 2.2   Merger and Conversion of Interests in the National OLP.

     (a) Merger of National MLP With and Into the Purchaser.

     At the Closing, immediately following the completion of the transactions described in Section 2.1, Purchaser General Partner and the National MGP shall cause the National MLP to be merged with and into the Purchaser (the "Merger") by filing a certificate of merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the relevant provisions of, the Delaware Law (the date and time of such filing being the "Effective Time"). As a result of the Merger, the separate existence of the National MLP shall cease, and the Purchaser shall continue as the surviving entity of the Merger (the "Surviving Entity").

     (b) Effect of the Merger.

     At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the National MLP or any holder of National Common Units, (i) each of the 6,701,550 National Common Units not owned by the Purchaser or an affiliate thereof shall be converted into the right to receive an amount in cash equal to the highest amount per National Common Unit paid to holders of National Common Units in the Offer (the "Merger Consideration"), (ii) the general partner interest of the National MLP owned by the National MGP shall be converted into the right to receive $1,000 in cash, and (iii) each partnership interest of the Purchaser outstanding immediately prior to the Effective Time shall be converted into one partnership interest of the Surviving Entity, with the same rights, powers and privileges as the interest so converted and shall constitute the only outstanding partnership interests of the Surviving Entity.

     (c) Acquisition of Interests of the National OLP.

     At the Closing, immediately following the Merger described in Section 2.2(a), Purchaser General Partner shall purchase the general partner interest valued at $1,000 in the National OLP held by the National MGP, and in consideration therefor, Purchaser General Partner shall pay to the National MGP $1,000 and, as successor general partner of the National OLP, Purchaser General Partner shall cause the National OLP to convert the 1% limited partner interest held by the National MGP in the National OLP into a 1% special limited partner interest in the National OLP (the "Special Limited Partner Interest," and the holder thereof (i.e., the National MGP as the former managing general partner of the National OLP) shall be known as the "Special Limited Partner"). From and after such purchase and issuance, the National OLP shall be referred to as the "Purchaser OLP." The Special Limited Partner Interest shall be nontransferable (except to an affiliate (as defined below) of the Special Limited Partner) other than as described in Section 2.5 and shall have no voting rights. Notwithstanding any provision of this Agreement (but subject to the last paragraph of Section 5.2 and to Section 5.9) or the National OLP Partnership Agreement or of the partnership agreement of the Purchaser OLP to the contrary, the National MGP consents and agrees that the partnership agreement of the Purchaser OLP may be amended at any time in any manner whatsoever and the Purchaser OLP may engage in any merger, consolidation, sale or other disposition of assets or dissolution and liquidation without the consent of the Special Limited Partner; provided, however, that the Purchaser Parties (as defined below) agree that no such amendment shall (x) adversely affect the tax deferral for the benefit of the National MGP sought to be accomplished by the Debt Indemnity (as herein defined) or (y) materially adversely affect the non-voting, economic value of the Special Limited Partner Interest. In addition, upon the issuance of any additional partnership interests of the Purchaser OLP, the National MGP shall have the right, but not the obligation, to make additional capital contributions to the Purchaser OLP to maintain up to a 1% interest in the Purchaser OLP. As used herein, the term "affiliate" shall have the meaning assigned to such term in Rule 12b-2 under the Exchange Act. The National General Partners and National MLP agree to execute such documents as are reasonably requested by the Purchaser or Purchaser Holdings in order to effect the transfers described in this Section 2.2 and in
Section 2.1.

     Section 2.3   Closing.

     Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger and the other transactions contemplated by Sections
2.1 and 2.2 (the "Closing") shall take place at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., in New York City, at 10:00 a.m. local time on the date (which shall be a business day) of satisfaction or waiver of the conditions set forth in Article VI, unless another date is agreed by the parties (the "Closing Date").

     Section 2.4   Surrender of Units; Transfer Books.

     (a) Paying Agent.

     Prior to the Acceptance Date, the Purchaser shall designate a bank or trust company reasonably satisfactory to the National MLP to act as Depositary for the Offer and Paying Agent for the Merger (the "Paying Agent") in connection with the Offer and the Merger to receive the funds to which holders of National Common Units shall become entitled pursuant hereto. Immediately prior to the Acceptance and immediately prior to the Merger, as applicable, Purchaser Holdings or Purchaser General Partner shall deposit or shall cause the Surviving Entity to have sufficient funds to deposit and shall cause the Surviving Entity to deposit, as applicable, in trust with the Paying Agent, cash in the aggregate amount equal to the product of (i) the number of National Common Units tendered and not withdrawn, for purposes of the Offer, or outstanding immediately prior to the Effective Time (other than National Common Units owned by Purchaser Holdings or the Purchaser), for purposes of the Merger and (ii) the Offer Consideration. Such funds shall be invested by the Paying Agent as directed by Purchaser Holdings, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A1 or B1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $100 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise); provided, however, that no loss on any investment made pursuant to this Section 2.4 shall relieve the Purchaser of its obligation to pay the Offer Consideration for each applicable National Common Unit.

     (b) Surrender of Certificates.

     Any letter of transmittal delivered pursuant to this Agreement shall specify that delivery of a National Common Unit shall be effected, and risk of loss and title to the certificates evidencing such National Common Units (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall specify instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Offer Consideration for each National Common Unit formerly evidenced by such Certificate, and such Certificate shall then be cancelled. No interest shall accrue or be paid on the Offer Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Offer Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the transfer books of the National MLP, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Offer Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Entity that such taxes either have been paid or are not applicable. The Surviving Entity shall pay all charges and expenses, including those of the Paying Agent, in connection with the distribution of the Offer Consideration.
In the event that any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange therefor, upon receipt of an affidavit of that fact by the holder thereof and such bond, security or indemnity as may be reasonably required, the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II. Until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration applicable to the National Common Units evidenced by such Certificate.

     (c) Delivery of Funds to the Surviving Entity.

     At any time following the first anniversary after the Effective Time, the Surviving Entity shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of National Common Units (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it) and, thereafter, such holders shall be entitled to look to the Purchaser (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Offer Consideration that may be payable upon due surrender of the Certificates held by them.

     (d) No Further Rights.

     At Effective Time, the transfer books of the National MLP shall be closed and, thereafter, there shall be no further registration of transfers of National Common Units on the records of the National MLP. From and after the Effective Time or the Acceptance Date, as applicable, the holders of National Common Units outstanding immediately prior to the Effective Time or the Acceptance Date, as applicable, shall cease to have any rights with respect to such National Common Units except as otherwise provided herein or by applicable law.

     (e) No Liability.

     None of the Purchaser, the National MLP or the Paying Agent shall be liable to any person in respect of any Offer Consideration or Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to such date on which any Offer Consideration or Merger Consideration would escheat to or become the property of any governmental entity or authority, any such cash shall, to the extent permitted by applicable law, become the property of the Purchaser free and clear of all claims or interest of any person or entity previously entitled thereto other than the holder of such Certificate as specified in Section 2.4(d).

     (f) Withholding Rights.

     The Surviving Entity or the Purchaser, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Entity or the Purchaser, as the case may be, such amounts withheld shall be treated for purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Surviving Entity or the Purchaser, as the case may be.

 Section 2.5   Transactions Involving Special Limited Partner Interests.

     (a) Put Right.

     At any time, the Special Limited Partner may require, upon 30 days prior written notice to Purchaser General Partner and the Purchaser OLP (the "Put Notice"), that the Purchaser OLP purchase all (but not less than all) of the Special Limited Partner Interest; provided that as a condition (the "Put Condition") to the obligation of the Purchaser OLP to purchase such Special Limited Partner Interest, (i) the Special Limited Partner must deliver good and valid title to the Special

Limited Partner Interest, free and clear of all liens, claims and other encumbrances and (ii) any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or otherwise, shall have expired. The Purchaser OLP may elect to have an affiliate make such purchase. The purchase price shall consist of cash in an amount equal to the fair market value of the Special Limited Partner Interest as of the date of the Put Notice, determined by a nationally recognized independent appraiser or investment banking firm selected by Purchaser General Partner. Any payment pursuant to this paragraph shall be made by wire transfer of immediately available funds. Purchaser OLP shall not be obligated to purchase the Special Limited Partner Interest unless the Put Condition is satisfied.

     (b) Call Right.

     At any time, Purchaser General Partner may require, upon 30 days prior written notice to the Special Limited Partner (the "Call Notice"), that the Special Limited Partner sell to the Purchaser OLP all (but not less than all) of the Special Limited Partner Interest in consideration of (i) the payment of the cash price as provided in Section 2.5(a), and (ii) an additional amount in cash, if such sale is consummated within ten years after the Effective Time, equal to
(A) any incremental gain realized by the Special Limited Partner resulting from a decrease in its share of Indemnified Debt, as defined in Section 9.2(a) of this Agreement, multiplied by (B) a fraction, the numerator of which is the Effective Tax Rate (as defined in Section 5.2 of this Agreement) and the denominator of which is one minus the Effective Tax Rate. Such purchase shall be effected no later than 30 days after the date of the Call Notice, subject to any waiting periods under the HSR Act, or otherwise, having expired. Any payment pursuant to this paragraph shall be made by wire transfer of immediately available funds. The Special Limited Partner shall deliver good and valid title to the Special Limited Partner Interest free and clear of all liens, claims and other encumbrances in the event this call right is exercised.

     Section 2.6   Merger of the National MGP.

     The parties hereto agree that prior to or following the Closing, the National MGP shall be permitted to merge with or into Triarc or an affiliate of Triarc so long as the successor entity of such merger (if not the National MGP) expressly assumes, or assumes by operation of law, the obligations of the National MGP hereunder.

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF THE NATIONAL PARTIES

     The National MLP, the National MGP, the National SGP and Triarc (collectively with National Sales and Service Inc. ("NSSI"), the "National Parties") hereby represent and warrant, jointly and severally, to the Purchaser, Purchaser General Partner and Purchaser Holdings (the "Purchaser Parties") that:

 Section 3.1   Organization and Existence.

     Each of the National MLP and the National OLP has been duly organized and is validly existing and in good standing as a limited partnership under the laws of the State of Delaware, and each of the National MGP, the National SGP, NSSI and Triarc is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of the National MLP and the National OLP has full partnership power and authority, and each of the National MGP, the National SGP, NSSI and Triarc has full corporate power and authority to own and lease the properties and assets it now owns and leases and to carry on its businesses as and where such properties are now owned or leased and such business is now conducted. Each of the National Parties and the National OLP are duly licensed or qualified to do business as a foreign corporation or foreign limited partnership, as applicable, and are in good standing in each jurisdiction in which the character of the properties and assets now owned or leased by them or the nature of the business now conducted by them requires them to be so licensed or qualified and where the failure so to qualify or be licensed could reasonably be expected to have a Material Adverse Effect (as defined below). Schedule 3.1 contains a list of each jurisdiction in which the National MLP, the National OLP, the National MGP, the National SGP and NSSI are duly licensed or qualified to do business as a foreign limited partnership or foreign corporation. Except as set forth on Schedule 3.1, the National MLP and the National OLP have no direct or indirect investment or interest in or control over any other corporation, partnership, joint venture or other business entity.

Section 3.2   Authority; Binding Effect.

     Each of the National Parties has all corporate or partnership authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and the Transactions have been duly authorized, executed and delivered by each of the National Parties, subject with respect to the Merger to the approval and adoption of this Agreement, and with respect to the other Transactions contemplated by Sections 2.1 and 2.2, to any necessary approval thereof under the National MLP Partnership Agreement, by the unitholders (which, as contemplated by this Agreement, may be obtained without a meeting or solicitation of consents of unitholders), and is the legal, valid and binding obligation of each of the National Parties, enforceable against each of the National Parties in accordance with its terms. The National MGP, through the National Board, has approved this Agreement and the transactions contemplated hereby and determined that it will, subject to Section 5.8, recommend to the holders of National Common Units acceptance of the Offer.

Section 3.3   SEC Filings.

     Since July 2, 1996 (a) the National MLP has timely made all filings required to be made by the Securities Act and the Exchange Act, (b) all filings by the National MLP with the SEC, at the time filed (in the case of documents filed pursuant to the Exchange Act) or when declared effective by the SEC (in the case of registration statements filed under the Securities Act) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, (c) no such filing, at the time described above, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, and (d) all financial statements contained or incorporated by reference therein complied as to form when filed in all material respects with the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the financial condition and results of operations of the National MLP at and as of the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject in the case of unaudited statements, to normal year-end audit adjustments).

Section 3.4   Financial Statements.

     Attached as Schedule 3.4 are copies of the National MLP's draft consolidated balance sheet as at December 31, 1998, and the related draft consolidated statement of income, cash flows and unit holders' equity for the fiscal year then ended (including in all cases the notes thereto) (collectively, the "National Financial Statements"). The National Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied except as noted therein and fairly present in all material respects the consolidated financial position of the National MLP and its subsidiaries as of the respective dates set forth therein and the results of operations and cash flows for the National MLP and its subsidiaries for the respective fiscal periods set forth therein. Notwithstanding the foregoing, the footnotes to the National Financial Statements will be revised following the execution of this Agreement to reflect the transactions contemplated by this Agreement; provided, further, that Purchaser will be provided with an opportunity to review the revisions to the National Financial Statements prior to filing. Triarc has paid to the National OLP on March 31, 1999 a quarterly interest payment of $1,036,125 on the Triarc Note.

Section 3.5   Offer Documents; Schedule 14D-9.

     None of the information supplied or to be supplied by any of the National Parties for inclusion or incorporation by reference in the Schedule 14D-9, Offer Documents and, if applicable, the Information Statement, will, at the respective times the Schedule 14D-9, the Offer Documents, the Information Statement, or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to holders of National Common Units, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the National Parties with respect to statements made or incorporated by reference therein based on information supplied by any of the Purchaser Parties for inclusion in the Schedule 14D-9. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 3.6   No Material Adverse Change.

     Since September 30, 1998, and except as publicly disclosed prior to the date hereof by the National MLP, there has not occurred any material adverse change in, or any event or circumstance that (singly or together with any other such events or circumstances) could reasonably be expected to have a material adverse effect on, the assets, liabilities, properties, business, operations, earnings, results of operations, business or financial condition of the National MLP, the National OLP and NSSI, taken as a whole or on the ability of the National Parties to effect the Transactions (any such change or effect (taking into account the proviso to this sentence), a "Material Adverse Effect"); provided, however that a Material Adverse Effect shall exclude any change or effect due to (i) general business, economic or financial conditions that are not unique to the National MLP but also affect other corporations, partnerships, persons or entities who participate or are engaged in the lines of business in which the National MLP also participates or is engaged and (ii) any continuation but not a material worsening of an adverse trend or condition publicly disclosed prior to the date hereof by National MLP or as described in Schedule 3.6.

Section 3.7   Ownership.

        (a) The National MGP and the National SGP are the sole general partners of the National MLP, each with a 1.0% unsubordinated general partner interest in the National MLP and, in the case of the National MGP, the related Incentive Distribution Rights in respect thereof pursuant to the National MLP Partnership Agreement.

        (b) The National MGP and the National SGP are the sole general partners of the National OLP, each with a 1.0101% unsubordinated general partner interest in the National OLP pursuant to the National OLP Partnership Agreement.

        (c) All of the general partner interests in the National MLP and the National OLP have been duly authorized and have been validly issued to the National MGP and the National SGP in accordance with the National MLP Partnership Agreement and the National OLP Partnership Agreement, and are owned by the National MGP and the National SGP free and clear of all liens, claims and encumbrances, except as set forth on Schedule 3.7; and the Incentive Distribution Rights have been duly authorized and have been validly issued to the National MGP in accordance with the National MLP Partnership Agreement, and are owned by the National MGP free and clear of all liens, claims and encumbrances, except as set forth on Schedule 3.7.

        (d) The National MLP is the sole limited partner of the National OLP with a 97.9798% limited partner interest in the National OLP; such limited partner interest has been duly authorized and validly issued in accordance with the National OLP Partnership Agreement, is fully paid (to the extent required by the National OLP Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in the National MLP's Prospectus dated June 26, 1996 under the caption "The Partnership Agreement-- Limited Liability") and is owned by the National MLP free and clear of all liens, claims and encumbrances, except as set forth on Schedule 3.7.

        (e) All of the shares of issued and outstanding capital stock of the National SGP have been duly authorized and validly issued and are fully paid and nonassessable, and are owned by the National MGP free and clear of all liens, claims and encumbrances, except as set forth on Schedule 3.7.

        (f) The only outstanding limited partner interests of the National MLP are 6,701,550 National Common Units, which have been duly authorized by the National MLP Partnership Agreement and are validly issued and fully paid (to the extent required under the National MLP Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in the National MLP's Prospectus dated June 26, 1996 under the caption "The Partnership Agreement--Limited Liability").

        (g) The 4,533,638 National Subordinated Units representing subordinated general partner interests in the National MLP held by the National MGP have been duly authorized and validly issued in accordance with the National MLP Partnership Agreement, constitute the only subordinated general partner interests issued and outstanding and are owned by the National MGP free and clear of all liens, claims and encumbrances, except as set forth on Schedule 3.7.

        (h) All the outstanding shares of capital stock of NSSI have been duly authorized and validly issued and are fully paid and nonassessable and are owned of record and beneficially by the National OLP free and clear of all liens, claims and encumbrances, except as set forth on Schedule 3.7.

        (i) Except as set forth on Schedule 3.7(i), there are no outstanding subscriptions, options, convertible securities, warrants, calls or rights of any kind (issued or granted by, or binding upon, the National MLP or the National OLP) to purchase or otherwise acquire any security of or equity interest in the National MLP or the National OLP.

        (j) The National Parties (i) have good and valid title to the outstanding Acquired Interests owned by them free and clear of any liens, claims or encumbrances, except as set forth in Schedule 3.7 and (ii) will convey to the National MLP, the National OLP, the Purchaser or Purchaser General Partner, as applicable, at the Closing, good and valid title to such Acquired Interests to be transferred to them pursuant to Sections 2.1 and 2.2, free and clear of any liens, claims or encumbrances.

Section 3.8   No Conflict.

     Except for any required filings under the HSR Act, any required filings with the SEC and under Delaware Law and assuming receipt of the approvals and consents described in Schedule 3.8 (the "Required Consents") and receipt of the requisite votes of the holders of outstanding National Common Units as contemplated by Section 3.16, the execution and delivery of this Agreement do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not (a) conflict with any of, or require the consent of any person or entity under, the terms, conditions or provisions of the charter documents or bylaws or equivalent governing instruments of any of the National Parties or the National OLP, as applicable, (b) violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to any of the National Parties or the National OLP, (c) except as described in Schedule 3.8, conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, lien or any material agreement, contract, commitment or instrument to which any of the National Parties or the National OLP, as applicable, is a party or by which any of the National Parties or the National OLP is bound or to which any asset of any of the National Parties or the National OLP is subject, or (d) result in the creation of any lien, charge or encumbrance on the assets or properties of any of the National Parties or the National OLP under any such indenture, mortgage, lien, agreement, contract or instrument.

 Section 3.9   No Default.

     Assuming receipt of the Required Consents and except as set forth on
Schedule 3.9, none of the National Parties or the National OLP is in default under, and no condition exists that with notice or lapse of time or both could reasonably be expected to constitute a default under, (a) any mortgage, loan agreement, indenture, evidence of indebtedness or other instrument evidencing borrowed money or other agreement to which it or any of its properties are subject to or bound, or (b) any judgment, order or injunction of any court, arbitrator or governmental agency except for such defaults and conditions that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.10    Copies Complete.

     The National Parties have delivered or made available to the Purchaser Parties for their review copies of the charter documents, bylaws and other governing documents, each as amended to date, and the copies of all material leases, contracts, instruments, agreements, licenses, permits, certificates and any such documents delivered or made available by any of the National Parties to any of the Purchaser Parties in connection with the transactions contemplated by this Agreement are complete and accurate in all material respects and are true and correct copies of the originals thereof.

 Section 3.11   Brokerage Arrangements.

     Except as set forth in Schedule 3.11, none of the National Parties or the National OLP has entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate any of the Purchaser Parties, the National MLP, the National OLP or the Purchaser OLP to pay any commission, brokerage or "finder's fee" in connection with the transactions contemplated herein.

Section 3.12    Undisclosed Liabilities.

     Except (i) as disclosed to the Purchaser Parties prior to the date hereof, or reserved against or reflected on or provided for on the National Financial Statements (including the footnotes thereto) or otherwise disclosed in any filing by the National MLP with the SEC prior to the date hereof; or (ii) as incurred after December 31, 1998 in the ordinary course of business consistent with prior practice and not prohibited by this Agreement, neither the National MLP nor the National OLP has any liabilities or obligations which are known, or should reasonably have been known in the customary exercise of their respective business duties, by any of the officers and employees of the National MGP listed on Schedule 3.12 (the "Knowledge of the National MGP") and that would be required by generally accepted accounting principles to be reflected or reserved against on a balance sheet of the National MLP or the National OLP or in the notes thereto and that, individually or in the aggregate, have or could reasonably be expected to have a Material Adverse Effect. Neither Carib Gas Corporation of St. Croix, Carib Gas Corporation of St. Thomas nor All Seasons Propane Holdings Co. have, to the Knowledge of the National MGP, any material liabilities.

Section 3.13    No Litigation.

     Other than as set forth Schedule 3.13, there is no (a) suit, action, proceeding or governmental investigation pending or, to the Knowledge of the National MGP, threatened in writing against or affecting the National Parties or the National OLP or any of their properties, or (b) judgment, decree, injunction, rule or order of any governmental body or arbitrator outstanding against the National Parties or the National OLP that (in any case) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent the National Parties or the National OLP from consummating the transactions contemplated by this Agreement.

Section 3.14 Environmental Matters.

        (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or as set forth on Schedule 3.14, to the Knowledge of the National MGP:

        (i) each of the National MGP, the National MLP, the National OLP and NSSI has obtained all licenses, permits and other authorizations, has prepared and filed all required plans and reports, and has maintained all data and files required under all environmental, health and safety and hazardous waste laws, ordinances, rules and regulations and any binding judicial or administrative interpretations thereof and all orders, decrees, judgments and injunctions issued by a governmental agency in each case relating to pollution or the protection, cleanup or restoration of the environment or natural resources or to human health and safety ("Environmental and Health and Safety Laws") or Hazardous Materials (as defined below) ("Hazardous Waste Laws") required for the conduct of its businesses and operations and is in compliance with all applicable Environmental and Health and Safety Laws and Hazardous Waste Laws;

        (ii) there are not any past or present conditions or circumstances at, or arising out of, any current or former businesses, operations, assets or properties of the National MGP, the National MLP, the National OLP or NSSI including but not limited to on-site or off-site disposal or release of any chemical substance, product, waste, or contaminants, including but not limited to petroleum, petroleum products, propane and any fraction thereof, propane byproducts, lead, mercury, asbestos and asbestos containing materials, polychlorinated biphenyls, and all other materials and substances regulated pursuant to Environmental and Health and Safety Laws or the presence of which could result in liability under any Environmental and Health and Safety Laws or Hazardous Waste Laws ("Hazardous Materials") which conditions or circumstances could reasonably be expected to give rise to (1) liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental and Health and Safety Laws or Hazardous Waste Laws or (2) claims arising for personal injury, property damage, or damage to natural resources;

        (iii) none of the National MGP, the National MLP, the National OLP or NSSI has (1) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental and Health and Safety Laws or Hazardous Waste Laws or (2) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental and Health and Safety Laws or Hazardous Waste Laws;

        (iv) none of the National MGP, the National MLP, the National OLP or NSSI has or may have retained or assumed, either contractually or by operation of law, from any person or entity (collectively, "Predecessors") any liability arising from, related to or otherwise connected with (1) Environmental and Health and Safety Laws or (2) Hazardous

     Waste Laws. A true, accurate and complete list of the identities of such Predecessors and the nature of the retained environmental liabilities is attached to Schedule 3.14;

        (v) the National MGP has provided or made available to the Purchaser and their representatives: (1) copies of all material environmental, health or safety reports, records, studies, audits, analyses, data, site assessments and other documentation conducted or prepared by or on behalf of the National MGP, the National MLP, the National OLP or NSSI and relating to the businesses, operations and properties owned, leased or operated by the National MGP, the National MLP, the National OLP or NSSI, and (2) the identity and location of all off-site treatment, storage and disposal facilities used as well as the nature and quantity of Hazardous Materials sent by the National MGP, the National MLP, the National OLP or NSSI or, to Knowledge of the National MGP, any Predecessor (collectively "Environmental Documents"). A true, accurate and complete list of Environmental Documents is set forth on Schedule 3.14.

        (b) For purposes of this Section 3.14 only, the Knowledge of the National MGP shall have the meaning set forth in Section 3.12 and shall include the actual knowledge of the persons set forth in Schedule 3.14.

Section 3.15   [Intentionally Left Blank].

Section 3.16   Vote Required.

     The affirmative vote of the holders of at least a majority of the outstanding National Common Units and the affirmative vote of the holders of at least a majority of the outstanding National Subordinated Units are the only votes of the holders of any partnership interests in the National MLP necessary to approve this Agreement on behalf of the National Parties.

Section 3.17   Labor Matters.

     Except as set forth on Schedule 3.17, to the Knowledge of the National
MGP, none of the National General Partners, the National MLP or the National OLP
(a) is a party to, or bound by, any collective bargaining agreement or other contract with a labor union or labor organization or is the subject of any claims initiated by any labor organization to represent any of its employees not currently represented by a labor organization or (b) is the subject of any proceeding asserting that it has committed an unfair labor practice or any threatened claims alleging that it has committed an unfair labor practice or (c) is the subject of any strike, work stoppage or material labor dispute.

Section 3.18   Compliance with Laws.

           The National MLP, the National OLP and NSSI hold all required, necessary or applicable permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental entities to conduct the business as currently conducted, except where the failure to so hold would not reasonably be expected to have a Material Adverse Effect (the "National Permits"). The National MLP and the National OLP are in compliance with the terms of the National Permits except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. Neither the National MLP nor the National OLP has violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any Federal, state or local government, domestic or foreign, or any governmental entity, any arbitration award or any judgment, decree or order of any court or other governmental entity, applicable to either the National MLP or the National OLP or their respective businesses, assets or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.19   Insurance.

           Set forth on Schedule 3.19 is a list of all primary and excess casualty and liability insurance policies providing coverage for bodily injury and property damage maintained by or on behalf of the National MLP. The National MLP has made available true and correct copies of all such policies to the Purchaser. Such insurance coverage is reasonably adequate for the operation of the business conducted by the National MLP taking into account the cost and availability of such insurance and customs in the propane industry.

Section 3.20   Intellectual Property.

           To the Knowledge of the National MGP, the National MLP owns or possesses adequate licenses and other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with its business as currently being conducted, and there are no assertions or claims challenging the validity of any of the foregoing which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.21   Employee Benefit Matters.

        (a) Schedule 3.21 contains a true and complete list of each written employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all written employment and severance agreements (or written consulting agreements with natural persons) and any written employee compensation plan, including without limitation, any pension, retirement, severance, retention, profit sharing, stock option, stock purchase, bonus, health, life, disability or fringe benefit plan sponsored or maintained by any of the National Parties or NSSI with respect to employees of the National MGP or NSSI (each such plan and agreement a "National Plan" and collectively, the "National Plans"). Except as set forth in Schedule 3.21 to this Agreement, the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, increase the amount of compensation due or result in a severance payment for any director, officer or employee or former director, officer or employee (including any beneficiary) of any of the National Parties.

        (b) Except as set forth on Schedule 3.21 none of the National Plans is a multiemployer pension plan as defined in Section 3(37) of ERISA.

        (c) Each National Plan is and has been maintained in substantial compliance with all applicable laws and has been administered and operated in all material respects in accordance with its terms. Neither the National MGP nor any entity required to be aggregated with the National MGP pursuant to Section 414(b) or (c) of the Code has incurred any material liability that has not been fully paid or satisfied or could reasonably be expected to incur any material liability, in either case under Title IV of ERISA or Section 412 of the Code.

Section 3.2   Certain Agreements.

     Except as set forth on Schedule 3.22, or filed with the SEC by the National MLP prior to the date hereof, to the Knowledge of the National MGP none of the National MLP, the National OLP or NSSI is a party to:

        (i) any material agreement, license or instrument that prohibits the National MLP or the National OLP from competing in the retail propane distribution business in any geographical area in the United States;

        (ii)   any material supply contract containing "take or pay" provisions;

        (iii) any material agreement under which the National MLP, the National OLP or NSSI has agreed to indemnify or hold harmless any past or present affiliate thereof or any past or present officer, director, employee or stockholder of any such affiliate; or

        (iv) any material written agreement, arrangement or understanding, with any other of the National Parties or any other affiliate. Since September 30, 1998, there has not occurred any transaction between any of the National MLP, the National OLP or NSSI on the one hand and any affiliate thereof on the other, other than in the ordinary course of business under the foregoing agreements, arrangements and understandings.

 Section 3.23   Taxes.

        (a)  Except as provided in Schedule 3.23:

             (i) From the date of formation until the Acceptance Date, the National MLP and the National OLP have been, and are, entities properly taxable as partnerships and not as corporations pursuant to Code sections 7701(a) and 7704 and the regulations thereunder;

        (ii) The National MLP, the National OLP and NSSI (together the "National Representing Parties") have filed or caused to be filed, within the times and in the manner prescribed by law, all material Federal, state, local and foreign Tax Returns and Tax reports that are required to be filed by the National Representing Parties or with respect to the assets of any of the National Representing Parties and such returns and reports reflect accurately all material items required to be reported therein for the periods covered thereby and are true, complete and correct in all material respects;

        (iii) The National Representing Parties have, within the time and in the manner prescribed by law, paid (and until the Acceptance will pay within the time and in the manner prescribed by law) all material Taxes imposed on or incurred by such party that are currently due and payable;

        (iv) None of the National Representing Parties has requested any extension of time within which to file any material Tax Return, which Tax Return has not since been filed or has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of any National Representing Party for any period prior to the Acceptance Date, and none of the National Representing Parties has been requested to enter into any such agreement or waiver;

        (v) There is no action, suit, proceeding, investigation, audit, or claim now pending or threatened by any authority regarding any material Taxes relating to the National Representing Parties, the National MGP, the National SGP, or the assets of the National Representing Parties, for any period prior to the Acceptance;

        (vi) No material deficiency for any Taxes has been proposed, asserted or assessed against any of the National Representing Parties that has not been resolved and paid in full; and

        (vii) The National Representing Parties have made available complete and accurate copies, covering all years ending on or after December 31, 1996, of (A) all material Tax Returns, and any amendments thereto, filed by any National Representing Party, (B) all material audit reports or similar materials received from any taxing authority relating to any Tax Return filed by any National Representing Party and (C) any material Closing Agreements or Tax rulings (or any pending requests for such rulings) applicable with respect to any National Representing Party.

        (b) "Taxes" as used in this Agreement, shall mean any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, business and occupation, employment, disability, payroll, license, estimated, severance or withholding taxes, other taxes or similar charges of any kind whatsoever imposed by any governmental entity, whether imposed directly on a Person or resulting under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise and includes any interest and penalties (civil or criminal) on or additions to any such taxes or in respect of a failure to comply with any requirement relating to any Tax Return and any expenses incurred in connection with the determination, settlement or litigation of any tax liability. "Tax Return" as used in this Agreement, shall mean a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities. "Tax Ruling," as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement," as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

                                    ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES

     The Purchaser Parties hereby represent and warrant, jointly and severally, to the National Parties that:

Section 4.1   Organization and Existence.

     The Purchaser has been duly organized and is validly existing and in good standing as a limited partnership under the laws of the State of Delaware, and Purchaser Holdings and Purchaser General Partner are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has full partnership power and authority, and Purchaser Holdings and Purchaser General Partner have full corporate power and authority to own and lease the properties and assets they now own and lease and to carry on their businesses as and where such properties are now owned or leased and such businesses are now conducted. Each of the Purchaser Parties are duly licensed or qualified to do business as a foreign corporation or foreign limited partnership, as applicable, and are in good standing in each jurisdiction in which the character of the properties and assets now owned or held by them or the nature of the business now conducted by them requires them to be so licensed or qualified and where the failure so to qualify or be licensed could reasonably be expected to have a material adverse effect on the assets, liabilities, properties, business, operations, earnings, results of operations, business or financial condition of the Purchaser, Purchaser Holdings and Purchaser General Partner, taken as a whole, or on the ability of the Purchaser Parties to effect the Transactions (a "Purchaser Material Adverse Effect").

Section 4.2   Authority; Binding Effect.

     Each of the Purchaser Parties has all corporate or partnership authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by each of the Purchaser Parties, and is the legal, valid and binding obligation of each of the Purchaser Parties, enforceable against each of the Purchaser Parties in accordance with its terms.

Section 4.3   No Conflict.

     Except for any required filings under the HSR Act, any required filings with the SEC and under Delaware Law and any applicable state takeover laws, the execution and delivery of this Agreement do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the Transactions will not (a) conflict with any of, or require the consent or approval of any person or entity under, the terms, conditions or provisions of the relevant partnership agreements, charter documents or bylaws or equivalent governing instruments of any of the Purchaser Parties, (b) violate any provision of, or require any consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to any of the Purchaser Parties, (c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, note, or other evidence of indebtedness, mortgage, lien or any material agreement, contract, commitment or instrument to which either of the Purchaser Parties is a party or by which either of the Purchaser Parties is bound or to which any asset of either of the Purchaser Parties is subject, or (d) result in the creation of any lien, charge or encumbrance on the assets or properties of either of the Purchaser Parties under any such indenture, mortgage, lien, agreement, contract or instrument.

Section 4.4   No Default.

     None of the Purchaser Parties is in default under, and no condition exists that with notice or lapse of time or both could reasonably be expected to constitute a default under, (a) any mortgage, loan agreement, indenture, evidence of indebtedness or other instrument evidencing borrowed money or other agreement to which it or any of its properties are bound, or (b) any judgment, order or injunction of any court, arbitrator or governmental agency, except for such defaults and conditions that, individually or in the aggregate, could not reasonably be expected to have a Purchaser Material Adverse Effect.

 Section 4.5   Offer Documents; Information Statement.

     The Offer Documents will not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to holders of National Common Units, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by the Purchaser Parties for inclusion in the Information Statement and Schedule 14D-9 will not, on the date the Information Statement or Schedule 14D-9 (or any amendment or supplement thereto) is first mailed to holders of National Common Units contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Purchaser Parties make no representation or warranty with respect to any information supplied by any of the National Parties or any of their representatives which is contained in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

Section 4.6   Financing.

     Purchaser Holdings has, or will have available to it at the time the Purchaser is required to pay for the Acquired Interests as contemplated by this Agreement, and will make available to the Purchaser, sufficient funds to permit the Purchaser to acquire the Acquired Interests pursuant to this Agreement.

Section 4.7   Brokerage Arrangements.

     Except as set forth on Schedule 4.7, none of the Purchaser Parties has entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate any of the National Parties to pay any commission, brokerage or "finder's fee" in connection with the transactions contemplated herein.

                                   ARTICLE V

           ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

Section 5.1   Access to Information.

     From the date of this Agreement to the Effective Time or until this Agreement is terminated as provided in Article VIII, each of the National MGP and the National MLP shall provide, and the National MGP shall cause the National OLP to provide, to each of the Purchaser Parties reasonable and prompt access to all of its books, records (including making copies as reasonably requested), assets, properties, employees, agents and representatives, and shall furnish or cause to be furnished, as applicable, to each of the Purchaser Parties such information as any such party may reasonably request, upon prior notice and during normal business hours, unless any such access and disclosure would violate the terms of any agreement to which any National Party or the National OLP is bound or any applicable law or regulation. Each of the National Parties will, and the National MGP will cause the National OLP to, allow the Purchaser Parties access to and consultation with the lawyers, accountants, and other professionals employed or used by the National Parties and the National OLP for all purposes under this Agreement. Any such consultation shall occur under circumstances appropriate to maintain intact the attorney-client privilege as to privileged communications and attorney work product and any other applicable privilege. Until the Closing, the confidentiality of any data or information so acquired shall be maintained by each of the Purchaser Parties and their representatives pursuant to the terms of the Confidentiality Agreement between the parties hereto dated November 30, 1998 (the "Confidentiality Agreement"), which each of the above-named parties hereby acknowledges is binding on it.

Section 5.2   Conduct of Business.

    (a) Ordinary Course.

     From the date of this Agreement to the Effective Time, each of the National MGP, the National SGP and the National MLP shall continue, and the National MGP shall cause the National OLP and NSSI to continue, to maintain its respective assets and properties and operate its respective business in the ordinary course as was being conducted prior to the execution of this Agreement.

     (b) Restrictions on National MLP and National OLP.

     Without first obtaining the written consent of Purchaser General Partner, which consent shall not be unreasonably withheld or delayed, from the date hereof until the Effective Time, except as otherwise contemplated by this Agreement or as set forth on Schedule 5.2(b), the National MLP will not (and the National MGP covenants that it will cause the National MLP and the National OLP and NSSI not to):

           (i) make any material change in the conduct of its business and operations or its financial reporting and accounting methods;

           (ii) other than in the ordinary course of business consistent with past practice, enter into any material contract or agreement or terminate or amend in any material respect any material contract or agreement to which it is a party, waive any material rights under any material contract or agreement to which it is a party, or be in default in any material respect thereunder;

           (iii) declare, set aside or pay any distributions to its partners or split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its equity securities, or purchase, redeem or otherwise acquire, directly or indirectly, any such securities;

        (iv) merge into or with or consolidate with any other corporation, partnership, person or other entity or acquire all or substantially all of the business or assets of any corporation, partnership, person or other entity or form, acquire any interest in or contribute any assets to any partnership or joint venture or enter into any similar arrangement;

        (v)     make any change in its agreement of limited partnership;

        (vi) (A) make any purchase of any securities of any corporation, partnership, person or entity, or (B) make any investment in any corporation, partnership, joint venture or other business enterprise (other than ordinary-course overnight investments consistent with cash management practices of the National MLP and the National OLP);

        (vii) incur any indebtedness for borrowed money (except for borrowings under existing working capital facilities up to an aggregate of $1.0 million) or guarantee any such indebtedness or issue, sell or guarantee any debt securities or any rights or warrants to acquire any debt securities;

        (viii) sell, lease, pledge, encumber or otherwise dispose of any portion of its assets other than in the ordinary course of business consistent with past practice;

        (ix) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any of its equity securities or securities convertible into its equity securities, or subscriptions, rights, warrants or options to acquire or other agreements or commitments of any character obligating it to issue any such securities;

        (x) settle in excess of $1.0 million (individually or in the aggregate) any claim, demand, lawsuit or state or federal regulatory proceeding not covered by insurance;

        (xi) except as required on an emergency basis, purchase, lease or otherwise acquire any property of any kind whatsoever other than in the ordinary course of business or make any capital expenditures in excess of $1.0 million in the aggregate;

        (xii) allow or permit the expiration, termination or cancellation at any time of any material insurance policy applicable to its business or operations, unless such policy is replaced, with no loss of coverage, by a comparable insurance policy (to the extent available on commercially reasonable terms);

        (xiii) (A) make or rescind any material express or deemed election relating to Taxes, (B) make a request for a Tax Ruling or enter into a Closing Agreement, (C) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit, or controversy relating to Taxes other than those matters set forth in Schedule 5.2(b) hereto or (D) change any of its methods of reporting material income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ending December 31, 1997, except as may be required by a change in applicable law; or

                (xiv)  commit to do any of the foregoing.

        (c) General Business.

        From the date hereof until the Effective Time, the National MLP covenants that it will (and the National MGP covenants that it will cause the National MLP, the National OLP and NSSI to):

                (i) maintain its assets and properties in good working order and condition as of the date hereof, ordinary wear and tear and casualty excepted;

                (ii) use its commercially reasonable efforts to maintain and preserve in all material respects its business organization intact and maintain in all material respects its relationships with suppliers, customers, lessors and others having business relations with it;

                (iii) file on a timely basis all notices, reports or other filings required to be filed with or reported to any federal, state, municipal or other governmental department, commission, board, bureau, agency or any instrumentality of any of the foregoing wherever located;

                (iv) file on a timely basis all applications or other documents necessary to maintain, renew or extend any material permit, license, variance or any other approval required by any governmental authority necessary or required for the continuing operation of its business, whether or not such approval would expire before or after the Effective Time; and

                (v) (A) file or caused to be filed, within the times and in the manner prescribed by law, all Tax Returns and Tax reports that are required to be filed by such person determined consistent with prior practices; (B) pay or cause to be paid, within the time and in the manner prescribed by law, all material Taxes (including any estimated Taxes) imposed on such party that are currently due and payable; and (C) establish and maintain reserves adequate to pay all material Taxes not yet due or payable as of the date of Closing and for any deferred taxes in accordance with GAAP, determined in each case assuming the National MLP and the National OLP are partnerships for tax purposes.

        (d) Employees of the National MGP.

        From the date hereof until the Effective Time, the National MGP covenants that (i) it will use its commercially reasonable efforts to retain its employees related to the operation of the National MLP and the National OLP,
(ii) it will not hire any employee except in the ordinary course of business consistent with past practice, (iii) it will not hire any management personnel with an annual salary in excess of $65,000 without first giving Purchaser General Partner a reasonable opportunity to consult with the National MGP regarding such prospective hire, (iv) except as set forth in Schedule 5.2(d)(A), it will not adopt any material new employee benefit plan, arrangement, practice or policy, or material employment, severance, consulting or other compensation arrangement, with or for the benefit of new or existing employees, or, except as set forth in Schedule 5.2(d), amend any existing employee benefit plan, arrangement, practice or policy, or existing employment, severance, consulting or other compensation arrangement in any material respect, without prior written consent of the Purchaser, which consent shall not be unreasonably withheld, provided that any new severance arrangement or any amendment to an existing severance arrangement that results in additional costs equal to or less than $25,000 in the aggregate for all such new arrangements and amendments shall be deemed not to be material for purposes of this clause (iv), (v) it will not materially increase the compensation or level of benefits applicable to its employees, except for normal increases consistent with past practice, (vi) it will not materially change the nature of National MLP's at cost reimbursement obligation for employee services and (vii) it will not permit NSSI to do any of the foregoing.

        (e) Restrictions on the Purchaser, Purchaser Holdings and Purchaser General Partner.

        Without first obtaining the written consent of the National MGP, which consent shall not be unreasonably withheld or delayed, from the date hereof until the Effective Time, except as otherwise contemplated by this Agreement, if the effect of any of the following could reasonably be expected to lead to the failure of the Purchaser Parties to consummate the transactions contemplated by this Agreement, the Purchaser will not (and Purchaser Holdings covenants that it will cause the Purchaser and Purchaser General Partner not to):

                (i) make any material change in the conduct of its business and operations or its financial reporting and accounting methods;

                (ii) other than in the ordinary course of business, enter into any material contract or agreement or terminate or amend in any material respect any material contract or agreement to which it is a party, waive any material rights under any material contract or agreement to which it is a party, or be in default in any material respect thereunder;

                (iii) declare, set aside or pay any dividends or make any distributions to its partners, or split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its equity securities, or purchase, redeem or otherwise acquire, directly or indirectly, any such securities;

        (iv) merge into or with or consolidate with any other corporation, partnership, person or other entity, acquire all or substantially all of the business or assets of any corporation, partnership, person or other entity or form, acquire any interest in or contribute any assets to any partnership or joint venture or enter into any similar arrangement;

        (v)     make any change in its agreement of limited partnership;

        (vi) (A) make any purchase of any securities of any corporation, partnership, person or entity, or (B) make any investment in any corporation, partnership, joint venture or other business enterprise other than ordinary-course overnight investments consistent with cash management practices of Purchaser Holdings;

        (vii) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue, sell or guarantee any debt securities or any rights or warrants to acquire any debt securities;

        (viii) sell, lease or otherwise dispose of any material portion of its assets other than in the ordinary course of business consistent with past practice;

        (ix) settle in excess of $1.0 million (individually or in the aggregate) any claim, demand, lawsuit or state or federal regulatory proceeding unless prior to such settlement the National MGP shall have been given a reasonable opportunity to consult with Purchaser General Partner, including but not limited to the ability to make a presentation to the Board of Directors of Purchaser General Partner, if requested, regarding such settlement;

        (x) allow or permit the expiration, termination or cancellation at any time of any material insurance policy applicable to its business or operations, unless such policy is replaced, with no loss of coverage, by a comparable insurance policy (to the extent available on commercially reasonable terms) provided that Purchaser General Partner shall notify the National MGP if any such insurance coverage will not be replaced;

        (xi)    commit to do any of the foregoing.

     In addition, from the Closing Date until the expiration of the Debt Indemnity (as defined below), the Purchaser shall not, and Purchaser Holdings covenants that it shall cause the Purchaser, Purchaser General Partner and Purchaser OLP not to, without the prior written consent of the Special Limited Partner, (i) except as required by Applicable Law (as defined below), implement or adopt any material change in the Purchaser OLP's federal income tax methods, principles or elections listed on Schedule 5.2(e) including the application of the remedial method under Section 704(c) of the Code to the assets contributed to the National OLP by the National MGP and the National SGP and the non-amortization of Section 197 intangibles contributed to the National OLP by the National MGP and the National SGP (the "National Assets") (except to the extent that a Section 743(b) adjustment exceeds the carrying value of such intangibles immediately preceding the Closing Date) if such change relates to any of the National Assets; (ii) sell or otherwise dispose of any assets of the Purchaser OLP (other than the Marshfield, Wisconsin property, should it be or become an asset of the Purchaser OLP) if such sale or disposition would result in greater than $5,000,000 of gain per year (the "Threshold Amount"), on a cumulative basis permitting carry-forwards, to be allocable to the National MGP pursuant to Section 704(c) of the Code; or (iii) increase as of any date following the date of Closing the Section 704 carrying value of the National Assets; provided, however that in the event that either the Purchaser or the Purchaser OLP breaches covenant (i), (ii) or (iii) of this paragraph, subject to
Section 9.1(d), Purchaser Holdings, Purchaser General Partner and the Purchaser OLP agree to indemnify the National MGP, in an amount equal to the sum of (x)
(A) the incremental gain recognized as a result of such breach (and in the case of clause (ii), such gain exceeding the Threshold Amount, and in the case of clause (iii), the income allocated to the National MGP with respect to the revalued property reduced by the deductions or losses allocated to the National MGP with respect to the revalued property applying the principles of Code
Section 704(c)) (plus any penalties or additions to tax imposed on the National Parties by any taxing authority as a result of such breach) multiplied by (B) a fraction, the numerator of which is the maximum net marginal statutory federal and state income tax rates (expressed as a decimal) in the jurisdictions applicable to the National MGP for the year in which such gain is recognized (taking into account the deductibility of state income tax in determining the liability for federal income tax) (the "Effective Tax Rate") and the denominator of which is one minus the Effective Tax Rate and (y) any other losses, costs, damages, expenses (other than taxes but including attorneys fees and interest, penalties and additions to tax imposed on the National Parties by any taxing authority) as a result of such breach but only to the extent such damages result in a cash expenditure by one of the National Parties. Schedule 5.2(e) will be provided to the Purchaser on or prior to the date of this Agreement in substantially final form; provided, however, the National MGP may at any time prior to the date that is two weeks after the date of this Agreement revise, supplement or amend Schedule 5.2(e), subject to the written consent of the Purchaser and such consent shall not be unreasonably withheld by the Purchaser. The adjusted tax basis as of December 31, 1998 of the assets in total by class of National OLP is set forth on Schedule 5.2(e), and, on or before the date that is 60 days after the Closing Date, such schedule shall be amended by Purchaser to reflect the adjusted tax basis of such assets as of the Effective Time. Except to the extent provided in the next sentence, Applicable Law for purposes of the last paragraph of Section 5.2, Section 5.9, Section 5.14 or Section 5.17 (the "Tax Provisions") shall mean (i) with respect to U.S. federal income taxes, any amendments or new enactments (whether prospective or retroactive) to the Code or the Treasury Department Regulations promulgated thereunder, and any final determination of a Federal circuit court with applicable jurisdiction with respect to the Purchaser OLP, in each case occurring after the Applicable Date (as hereinafter defined) and (ii) with respect to state income taxes, any amendments or new enactments (whether prospective or retroactive) to the Code, the Treasury Department Regulations promulgated thereunder (and any amendments or new enactments to any similar state statutes or applicable regulations) and any final determination of a Federal circuit court with applicable jurisdiction with respect to such state (or a state court with similar appellate authority), in each case occurring after the Applicable Date. Purchaser or Purchaser Holdings shall notify (the "Notice") National MGP if any amendment, new enactment or final determination requires that Purchaser Holdings or any affiliate thereof or successor thereto (a "Purchaser Group Member") take any action prohibited by this Agreement or refrain from any action required by this Agreement (an "Applicable Law Change"); provided, however, such amendment, new enactment or final determination shall not be considered to result in an Applicable Law Change if: (i) a nationally recognized law firm, selected by the National MGP delivers within 90 days following delivery of the Notice an opinion addressed to Purchaser, Purchaser Holdings and National MGP, that there is a reasonable basis to conclude that a court with appropriate jurisdiction would conclude that such amendment, enactment or final determination does not result in an Applicable Law Change;
(ii) National MGP agrees in writing to assume, at its sole expense, the defense of any audits, examinations, investigations, claims, suits or other administrative or judicial proceedings with respect to the acts or failures to act identified in the Notice; (iii) National MGP agrees in writing to indemnify and hold harmless, to the fullest extent permitted by law, subject to Section 9.1(d), each Purchaser Group Member from and against any and all losses, costs, damages, expenses (including any attorneys fees) or Taxes ("Damages") resulting from such amendment, new enactment or final determination being treated for purposes of this Agreement as not resulting in an Applicable Law Change (except to the extent of any Tax benefit not claimed as a result of this proviso) but only to the extent (x) such Damages result in a cash expenditure by a Purchaser Group Member or (y) such Damages are otherwise offset by any credit, carryforward, carryback, available deduction or other offset available to a Purchaser Group Member; and (iv) to the extent that the net worth of the National MGP or any successor thereto is less than $30 million (a "Net Worth Deficiency") at either the time the indemnification agreement provided for in clause (iii) is entered into or at the time of payment of any indemnity thereunder, Triarc shall execute a guaranty of the National MGP's indemnity obligations under clause (iii) above to the extent of such Net Worth Deficiency (not previously guaranteed by Triarc under this clause (iv)) for the benefit of the Purchaser Group Members in form and substance reasonably acceptable to the Purchaser; provided that, the maximum aggregate amount of such Triarc guaranty shall in no event be more than $30 million and shall be reduced by (x) $750,000 per annum on each anniversary of the date of this Agreement (beginning on the first anniversary of the date of this Agreement), and (y) any amounts paid by the National MGP pursuant to (x) the indemnity referred to in clause (iii) above or (y) the Debt Indemnity. Net worth for purposes of this clause shall mean (a) the sum of the capital stock, additional paid in capital and retained earnings (less accumulated deficits) of the National MGP, all as shown on its consolidated balance sheet at such time; in accordance with U.S. generally accepted accounting principles; provided, however, that deferred taxes and liabilities to Triarc or its affiliates shall be disregarded until paid and amounts due from Triarc or its affiliates shall be reflected as an asset at face value. Any indemnity required under this section shall be paid to Purchaser Holdings (i) with respect to any Taxes, within 30 days after the entry of a final determination of a U.S. federal circuit court in which the Purchaser OLP is a party (or any state court with similar appellate authority in which the Purchaser OLP is a party) or any other final determination as that term is defined in Code Section 1313 or any similar state determination) solely with respect to any Tax controversy not appealed to a federal circuit court or any state court with similar appellate authority or (ii) in the case of any indemnity not involving Taxes, within 60 days of the receipt by National MGP of written notice that such expense has been incurred by a Purchaser Group Member.

Any indemnity paid by National MGP to any Purchaser Group Member with respect to Taxes shall be determined in a manner consistent with the first sentence of this last paragraph of this Section 5.2. For purposes of this Agreement, the "Applicable Date" shall be the Acceptance Date; provided, however, that if the Purchaser provides the National MGP (with a copy to Triarc), at least three business days prior to the Acceptance Date, (A) a written opinion of a nationally recognized law firm, addressed to the National MGP, that states (i) an Applicable Law Change has occurred since the date of this Agreement and (ii) the action prohibited or required under this Agreement affected by such Applicable Law Change, and (B) a written notice accompanying such legal opinion, in which the Purchaser in good faith represents that such Applicable Law Change would materially adversely affect it, then the Applicable Date with respect to the matter(s) contained in such opinion pursuant to clause (ii) of this proviso (but with respect to no other matters) shall be the date of this Agreement.

Section 5.3   Certain Filings.

     As promptly as practicable following the execution of this Agreement (or at the time such filings are required in the case of filings contemplated by
Section 2.5) the parties shall (a) prepare and file with the Federal Trade Commission and the Department of Justice any appropriate filings and any supplemental information which may be reasonably requested in connection therewith under the HSR Act, it being agreed that the Purchaser is the primary "Acquiring Person" for purposes of the HSR Act and shall pay the required filing fee (including filings as contemplated by Section 2.5), (b) use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, (c) except as contemplated by this Agreement, use its commercially reasonable efforts not to take any action or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement and (d) the parties hereto shall make all required filings under applicable state securities laws. Each party hereto shall use its commercially reasonable efforts (other than qualifying to do business in any jurisdiction in which it is not now so qualified) to cause each filing made by it with any governmental body to become effective as promptly as possible.

Section 5.4   Information Statement.

     As soon as practicable following the purchase of all National Common Units validly tendered and not withdrawn pursuant to the Offer, if required by applicable law, the National MGP shall file the Information Statement with the SEC under the Exchange Act, and shall use its commercially reasonable efforts to have the Information Statement cleared by the SEC. Purchaser General Partner and the National MGP shall cooperate with each other in the preparation of the Information Statement, and the National MGP shall notify Purchaser General Partner of the receipt of any comments of the SEC with respect to the Information Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Purchaser General Partner promptly copies of all correspondence between the National MGP or any representative of the National MGP and the SEC. The National MGP shall give Purchaser General

Partner and its counsel the opportunity to review the Information Statement prior to its being filed with the SEC and shall give Purchaser General Partner and its counsel the opportunity to review all amendments and supplements to the Information Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the National MGP and Purchaser Holdings agrees to use its commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Information Statement and all required amendments and supplements thereto to be mailed to the holders of National Common Units at the earliest practicable time. On the first business day following expiration of the period required by Rule 14c-2(b) under the Exchange Act, the Purchaser shall execute a consent, as the holder of the majority of the National Common Units, and the National MGP shall execute a consent, as the holder of all of the National Subordinated Units, to approve all of the transactions contemplated hereby, including the Merger.

Section 5.5   Certain Instruments.

     Commencing upon the execution of this Agreement, Purchaser Holdings and Purchaser General Partner and the National MGP shall use their commercially reasonable efforts to obtain any required consents to the transactions contemplated by this Agreement of, and any actions required by, the matters set forth in Schedule 5.5. The other parties hereto shall cooperate with Purchaser General Partner and the National MGP as Purchaser General Partner and the National MGP may reasonably request; provided, that all fees, costs and expenses of obtaining such consents shall be allocated as described in Section 5.16.

Section 5.6   Other Consents.

        (a) The Purchaser Parties and the National Parties shall use commercially reasonable efforts to obtain any consents necessary to transfer title to, and thereafter shall use their respective commercially reasonable efforts to transfer title to, any assets used primarily in the business of the National MLP or the National OLP (whether owned by the National MLP, the National OLP or the National MGP, but excluding the capital stock of any subsidiaries of the National MGP) including, but not limited to, any tradenames, intellectual property rights, real property rights (including the interest of the National MGP in the Marshfield, Wisconsin property) or personal property rights, from the National MGP, the National SGP and the National MLP to the National OLP;

        (b) if such consents are not obtained, the National MGP shall use its commercially reasonable efforts to take such other action as may be necessary to provide the Purchaser OLP with rights to such assets substantially equivalent to those held by the National MGP, and the National SGP and the National MLP; and

        (c) Purchaser Holdings and Purchaser General Partner shall assume effective as of the Closing, and Purchaser Holdings, Purchaser General Partner and the National General Partners shall use commercially reasonable efforts to obtain the discharge effective as of the Closing of the

National General Partners from, any liabilities or obligations arising out of or related to the National General Partners' role as general partners under and pursuant to the National MLP Partnership Agreement and the National OLP Partnership Agreement, except to the extent that the National General Partners would not have been entitled to be reimbursed or indemnified therefor under the National MLP Partnership Agreement or the National OLP Partnership Agreement; provided, that all costs and expenses of obtaining such consents and transfers shall be borne solely by the Purchaser if the transactions contemplated by this Agreement are consummated. Simultaneously with the Effective Time, the National MGP shall transfer, or cause to be transferred, title to the assets in clause
(a) above to the National OLP, by the execution of such documents or instruments deemed necessary and appropriate by Purchaser General Partner in form and substance reasonably satisfactory to Purchaser General Partner and the National MGP. As part of the foregoing asset transfers, the National Parties shall assign or cause their affiliates to assign to the Purchaser OLP or its designee any rights which any of them may have under any insurance policy (in effect as of or prior to the date hereof) or against any third party with respect to any Losses (as herein defined) arising or resulting from, or relating to, the Marshfield, Wisconsin property. If any such rights are not assignable, the National Parties shall, and shall use commercially reasonable efforts to cause their affiliates to, at the sole expense and under the reasonable control and direction of the Purchaser OLP, pursue any such rights for the benefit of the Purchaser and its affiliates.

Section 5.7   No Solicitation.

     Subject to Section 5.8 below, each of the National Parties (on behalf of itself and its affiliates, including the National MLP and the National OLP) agree that upon execution of this Agreement, they shall terminate all discussions and negotiations with others regarding a sale or other transaction involving (a) the Acquired Interests, (b) all or substantially all of the assets, business or securities of the National MLP or the National OLP, or (c) any other transaction similar to the transactions contemplated by this Agreement (collectively, the "National Possible Alternatives"), and thereafter will not, directly or indirectly, nor shall they authorize or permit any of their officers, directors or employees to, or any investment banker, financial advisor, attorney, accountant or other representative retained by them to, so long as this Agreement remains in effect, (i) solicit, initiate, encourage (including by way of furnishing information or assistance), conduct discussions with or engage in negotiations with any person or entity regarding or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to a National Possible Alternative, (ii) enter into an agreement with any person or entity, other than the Purchaser or its affiliates, providing for a National Possible Alternative,
(iii) make or authorize any statement, recommendation or solicitation in support of or approve any National Possible Alternative by any person or entity, other than by the Purchaser or its affiliates, or (iv) withdraw, modify, qualify or change the recommendation of the transactions contemplated by this Agreement by the Special Committee or the National Board.

Section 5.8   Permitted Actions.

     Notwithstanding the provisions of Section 5.7 above, prior to the Acceptance, Triarc, the National MGP, the National SGP, the National MLP and the National OLP shall be entitled to take any action otherwise prohibited by
Section 5.7 in response to any third party inquiry, contact or proposal received by any or all of them (including furnishing information to any such third party, but only pursuant to a written confidentiality agreement) if (a) the initial inquiry, contact or proposal from any third party was not received in violation of Section 5.7 above, (b) the Special Committee shall have determined, in its good faith judgment, that any such otherwise prohibited action could reasonably be expected to lead to the negotiation and consummation of a National Possible Alternative that in the opinion of the Special Committee could reasonably be expected to be more beneficial than the transactions contemplated by this Agreement, taken as a whole, to the holders of National Common Units other than the National MGP and its affiliates (a "National Superior Transaction") and (c) the Special Committee shall have determined, after consultation with and based on the advice of its outside legal counsel, that the failure to take such action would be inconsistent with the National MGP's or the National Board's fiduciary duties to holders of National Common Units under applicable law; provided, that none of the National MGP, the National SGP, the National MLP or the National OLP may execute a binding agreement to effect a National Superior Transaction unless this Agreement has first been terminated as provided in Section 8.1. Triarc, the National MGP (on behalf of itself, the National MLP and the National OLP and the National SGP) and the National MLP agree that each of them will notify Purchaser General Partner immediately if any inquiry, contact or proposal is received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its representatives, indicating, in connection with such notice, the name of such person or entity and the material terms and conditions of any inquiry, contact or proposal and thereafter shall keep Purchaser General Partner informed, on a current basis, on the status and terms of any such inquiry, contact or proposal and the status of any such negotiations or discussions.

Section 5.9   Indemnified Debt.

     Following the Effective Time and until the termination of the Debt Indemnity pursuant to Section 9.3, Purchaser Holdings and Purchaser General Partner shall cause the Purchaser OLP not to (a) prepay, defease, purchase or otherwise retire any of the Indemnified Debt (unless such Indemnified Debt is simultaneously replaced by the Purchaser OLP with at least an equivalent amount of new Indemnified Debt providing for no greater amortization), (b) modify any of the Indemnified Debt so as to eliminate or limit the recourse liability of the National MGP with respect thereto, (c) merge or consolidate with or otherwise become a corporation for federal income tax purposes, (d) cause or permit any other corporation, partnership, person or entity (other than Purchaser Holdings and its affiliates, or any successor thereto, or any successor to the Purchaser OLP) to assume, guarantee, indemnify against or otherwise incur any liability with respect to any Indemnified Debt, or (e) except as required by Applicable Law, take or fail to take any other action that would result in the share of the Indemnified Debt which is allocated to the National MGP for purposes of Section 752 of the Code and Treasury Regulations promulgated thereunder pursuant to the Debt Indemnity to be reduced by an amount in excess of the National MGP's adjusted tax basis in its interest in the Purchaser OLP, as adjusted following the Effective Time (the "MGP's Basis"); provided, however, that such covenants shall only apply to the extent any actions described in (a), (b), (c), (d) or (e) above would result in the share of the Indemnified Debt which is allocated to the National MGP for purposes of Section 752 of the Code to be reduced by an amount in excess of the MGP's Basis at all times until termination of the Debt Indemnity pursuant to
Section 9.3 hereof. The MGP's Basis as of December 31, 1998, is set forth on
Schedule 5.9, and, on or before the date that is 60 days after Closing Date, such schedule shall be amended by Purchaser to reflect the MGP's Basis as of the Effective Time. In addition, Purchaser Holdings and Purchaser General Partner shall cause the Purchaser OLP to refinance scheduled principal payments on the Indemnified Debt with sufficient recourse debt so that at all times until the termination of the Debt Indemnity pursuant to Section 9.3 hereof, the amount of Indemnified Debt which is allocable to the National MGP for purposes of Section 752 of the Code shall not be reduced by an amount exceeding the National MGP's Basis. Following the Effective Time and until the termination of the Debt Indemnity pursuant to Section 9.3, (i) Purchaser Holdings and Purchaser General Partner shall cause the Purchaser OLP to use all commercially reasonable efforts to not take or omit to take any action, if such action or omission (with the giving of notice or the passing of time, or both) would constitute a breach of, or give rise to a default or event of default under, any Indemnified Debt, and
(ii) the National MGP shall have the right, but not the obligation, to arrange for the refinancing described above if and only if the Purchaser OLP is unable to do so in accordance with this paragraph. From and after the Effective Time and until the termination of the Debt Indemnity pursuant to Section 9.3, Purchaser Holdings and Purchaser General Partner shall cause the Purchaser OLP to furnish to the National MGP, (A) within 30 days after the end of each calendar year, a certificate of the chief financial officer of Purchaser General Partner, stating that (1) the Indemnified Debt has not been reduced by an amount exceeding the MGP's Basis, as of the end of such calendar year and (2) no event that constitutes, or with the passing of time or the giving of notice, or both, would reasonably be expected to constitute, an event of default under any Indemnified Debt has occurred, or if any such event has occurred, describing such event and the action Purchaser General Partner intends to take with respect thereto, (B) concurrently with providing them to the lenders, agents or trustees in respect of the Indemnified Debt, copies of any compliance certificates, together with any attachments thereto, required pursuant to any Indemnified Debt, (C) promptly upon obtaining knowledge thereof, a description, in reasonable detail, of any event that constitutes, or with the passing of time or the giving of notice, or both, would reasonably be expected to constitute, an event of default under the Indemnified Debt and (D) such other documents or information as the National MGP may reasonably request relating specifically and primarily to the Indemnified Debt or the Debt Indemnity. Except as required by Applicable Law, the Purchaser OLP shall prepare and file applicable tax returns consistent with the allocation of the Indemnified Debt, and shall for all purposes treat the Indemnified Debt as being allocated for tax purposes to the National MGP. In the event that before termination of the Debt Indemnity pursuant to Section 9.3, the National MGP's share of the Indemnified Debt for purposes of Section 752 of the Code is reduced by an amount in excess of the National MGP's Basis as a result of a breach by Purchaser Holdings or Purchaser General Partner or any affiliate or any successor thereto of any provision in this Agreement, subject to Section 9.1(d), Purchaser Holdings, Purchaser General Partner and the Purchaser OLP agree to indemnify the National MGP in an amount equal to the sum of (x) (A) the gain recognized by the National MGP resulting from a decrease in the National MGP's share of the Indemnified Debt (plus any penalties or additions to tax imposed on the National Parties by any taxing authority as a result of such breach), multiplied by (B) a fraction, the numerator of which is the Effective Tax Rate and the denominator of which is one minus the Effective Tax Rate and (y) any other losses, costs, damages, expenses (other than taxes but including attorneys fees and interest, penalties and additions to tax imposed on the National Parties by any taxing authority) as a result of such breach but only to the extent such damages result in a cash expenditure by one of the National Parties.

Section 5.10   Environmental Permits.

     The National MGP and Purchaser General Partner shall cooperate in (a) causing the National MGP, the National MLP and the National OLP to take all actions necessary to comply with applicable requirements of Environmental and Health and Safety Laws concerning the transfer of property, assets, stock or a business, including without limitation the filing with appropriate permitting agencies of all notices required in reference to the change in ownership for the purpose of effecting the transfer or issuance of the permits, licenses and other authorizations required under Environmental and Health and Safety Laws for the transfer, operation and the conduct of the business of the National MLP and the National OLP, respectively ("Environmental Permits"), (b) effectuating the issuance, assignment or transfer, as promptly as is reasonably possible on or after the Effective Time, of all Environmental Permits and any other licenses or permits ("Other Permits") required as of the Effective Time, and (c) identifying, preparing and filing any notices or reports required from Purchaser General Partner in connection with the transfer or issuance of the required Environmental Permits and Other Permits. For the interim period from the Effective Time until such time as the required Environmental Permits and the Other Permits in form and substance reasonably satisfactory to Purchaser General Partner shall be transferred or issued, and to the extent permitted by law, the National MGP, on behalf of itself, the National MLP and the National OLP, authorizes the Purchaser OLP after the Merger to operate under and utilize existing Environmental Permits and Other Permits. All fees, costs and expenses in connection with the transfer or issuance of Environmental Permits or Other Permits shall be borne by the Purchaser if the Closing occurs.

Section 5.11   Further Action; Commercially Reasonable Efforts.

     From the date hereof through the Effective Time, upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to (i) if necessary, cooperating in the preparation and filing of the Information Statement, and any amendments thereto, (ii) using its commercially reasonable efforts to obtain all Required Consents and (iii) using its commercially reasonable efforts to make all required regulatory filings and applications and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities or authorities and parties to contracts as are necessary for the consummation of the Transactions and to fulfill the conditions to the consummation of this Agreement; provided that Purchaser General Partner shall be primarily responsible for obtaining or transferring all required licenses, permits and authorizations, and the National MGP shall cooperate in such process as reasonably requested by Purchaser General Partner. To the extent practicable in the circumstances and subject to applicable laws, each party shall provide the other with the opportunity to review all information relating to the other party, or any of its subsidiaries, which appears in any filing made with, or written materials submitted to, any governmental entity or authority in connection with obtaining the necessary regulatory approvals for the consummation of the Transactions. In case that at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their commercially reasonable efforts to take all such necessary action.

Section 5.12   Notification of Certain Matters.

     The National MGP shall give prompt notice to Purchaser General Partner, and Purchaser General Partner shall give prompt notice to the National MGP, as applicable, of (i) the occurrence or non-occurrence of any event which would likely cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, with respect to such party, (ii) any failure of the National Parties, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any failure of the Purchaser Parties to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder and (iv) the occurrence of any event described in paragraphs (a)(iv), (a)(v) or (a)(vi) of Section 3.23; provided, however, that the failure for any reason to give the notice required by clause
(iv) hereof shall not be a breach of this Agreement for any purpose. The delivery of any notice pursuant to this Section 5.12 shall not limit or otherwise affect the remedies available hereunder to the parties.

 Section 5.13   Certain Indebtedness.

     Except as otherwise contemplated herein (including, without limitation, Section 2.1(a)(ii) or 5.16), at or prior to the Effective Time, the National MGP shall cause the National MLP and the National OLP to fully repay any indebtedness owed by the National MLP and the National OLP to any of the other National Parties or their affiliates, and all other intercompany accounts between the National OLP and the National MLP on the one hand and the other National Parties on the other hand, shall be eliminated by contribution to capital, dividend or payment. Prior to the Closing, the National MGP and the National SGP and their affiliates shall not enter into any new transactions, agreements, arrangements or understandings with the National MLP, the National OLP or NSSI and shall not charge any amounts under their existing agreements, arrangements and understandings with the foregoing (including under Section 7.4 of the National MLP Partnership Agreement and the National OLP Partnership Agreement) other than amounts charged in the ordinary course of business consistent in nature, amount and method of determination with past practices.
At the Closing, (i) the Purchaser shall refinance the outstanding indebtedness of the National OLP as indicated on Schedule 5.13(i) (the "Acquisition Line," and the $125,000,000 of 8.54% First Mortgage Notes due June 30,

2010 (the "First Mortgage Notes")) and (ii) the Purchaser shall repay the outstanding indebtedness of the National OLP as indicated on Schedule 5.13(ii) (the working capital line). As of the date hereof, the National MGP, the National SGP, the National OLP and the holders of all of the First Mortgage Notes have executed and delivered Amendment No. 2 ("Amendment No. 2") to each of the separate Note Agreements dated as of June 26, 1996 (as amended, the "Note Agreements"), under which the First Mortgage Notes were issued. A complete and correct copy of Amendment No. 2 as executed has been delivered to the Purchaser. The National Parties agree that they will, and will cause the National OLP to:
(a) keep Amendment No. 2 in effect, and not amend or modify Amendment No. 2, the Note Agreements or the First Mortgage Notes without the prior written consent of the Purchaser which shall not be unreasonably withheld; (b) comply with their respective obligations under Amendment No. 2; and (c) not give the preliminary or the final notice of optional prepayment under Section 9.2 of the Note Agreements without the prior written consent of the Purchaser which shall not be unreasonably withheld. The Purchaser agrees that it will pay the fee described in Section 9 of Amendment No. 2.

Section 5.14   Consistent Tax Reporting.

     For federal income tax purposes, the Purchaser shall report the transactions contemplated by this Agreement in a manner consistent with the Purchaser OLP being, after the Merger Date, a partnership for federal income tax purposes, and the Purchaser not being treated as an "electing 1987 partnership" within the meaning of Section 7704(g) of the Code. Except as otherwise required by Applicable Law or agreed to in writing by the National MGP, the Purchaser shall not take any position inconsistent with the positions taken on or reflected in prior partnership federal income tax returns of the National MLP and National OLP for 1996 and 1997, copies of which (other than Forms K-1 for common unitholders) have been given to Purchaser, and the Form K-1 of the National MGP for 1998, a copy of which will be given to Purchaser prior to Closing, and which also are listed on Schedule 5.14 to be delivered to Purchaser within 120 days after Closing, that could have an adverse federal income tax effect on the Special Limited Partner or could have an adverse effect on the tax deferral for the benefit of the National MGP sought to be achieved by Sections
5.2 and 5.9 hereof. The Purchaser shall have the right to request in good faith within 30 days of the receipt of such final schedule that the National MGP provide further detail or greater specificity with respect to any item provided on Schedule 5.14 to the extent reasonably necessary for the Purchaser to satisfy its obligations under this Section 5.14. National MGP shall within fourteen days of the receipt of such request make a good faith effort to amend Schedule
5.14 to reflect the Purchaser's reasonable requests for greater specificity and detail. The National Parties agree to cooperate with the Purchaser Parties and provide reasonable access to their books, records, employees, and facilities, as well as permit reasonable access to, and permit the cooperation of, the auditors of the National General Partners, at the Purchaser's expense, to the extent necessary for the Purchaser Parties to prepare audited consolidated financial statements including information relating to National MLP and National OLP as of, and for the period ended on, the date of the Closing. The Purchaser Parties agree to cooperate with the National Parties and provide reasonable access to their books, records, employees and facilities, as well as permit reasonable access to the books and records of the Purchaser and the

Purchaser OLP, at the National Parties expense, to the extent necessary for the National Parties to prepare the schedule referred to above.

Section 5.15   No Public Announcement.

     Immediately upon the execution of this Agreement, the parties hereto shall issue a press release with respect to the execution hereof and the transactions contemplated hereby, which press release shall be reasonably satisfactory to Purchaser General Partner and the National MGP. No party hereto shall issue any other press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior approval of the National MGP or Purchaser General Partner, as applicable (other than as may be required by law or by obligations pursuant to any listing agreement with the New York Stock Exchange (the "NYSE"), in which event the party making the public announcement or press release shall notify the National MGP or Purchaser General Partner, as applicable, in advance of such public announcement or press release), which approval shall not be unreasonably withheld or delayed except that Purchaser General Partner and the National MGP may respond to telephone inquiries, conduct conversations and otherwise communicate with securities analysts and may respond to inquiries from the news media.

Section 5.16   Expenses.

        (a) (i) The National MLP and the National OLP shall pay any filing fees with respect to the Information Statement, the costs of preparation, filing, printing and mailing the Schedule 14D-9 and the Information Statement, the fees and expenses of the solicitation agent for Schedule 14D-9 and the Information Statement and the fees and expenses related to obtaining the consent of the holders of the National OLP's First Mortgage Notes (other than the fee referred to in the last sentence of Section 5.13) and shall reimburse the National MGP or Triarc, as the case may be, promptly after submission of an invoice with supporting documentation, for all such fees and expenses paid by the National MGP or Triarc prior to Closing and not previously reimbursed;

             (ii) the National MLP and the National OLP shall pay up to an aggregate of $1.5 million of fees and expenses of the Special Committee of the National MLP, including meeting fees and retainers, the financial advisory fees and expenses paid to Lehman Brothers Inc. in connection with the Lehman Opinion, the fees and expenses of Valuation Research Corporation and the fees and expenses of counsel to the Special Committee and shall reimburse the National MGP or Triarc, as the case may be, promptly after submission of an invoice with supporting documentation, for all such fees and expenses paid by the National MGP or Triarc prior to Closing and not previously reimbursed;

             (iii) Triarc and the National MGP shall pay all fees and expenses of their counsel, Andrews & Kurth L.L.P. in connection with the negotiation, drafting, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and all fees and expenses of the National MLP's independent accountants, Deloitte & Touche LLP and of any other professional advisors to the National Parties and the National OLP;

        (iv) From time to time after the Closing Date (except as set forth in clause (y) below, which payment shall be made on the Closing Date), promptly upon request from the National MGP or Triarc with supporting documentation, the Purchaser shall reimburse (x) the National MGP for all amounts for which the National MLP has a reimbursement obligation (accrued, contingent or otherwise) under Section 7.4(b) of the National MLP Partnership Agreement (including, without limitation, any post-retirement life insurance and medical insurance employment benefits for former employees), except where such reimbursement would be inconsistent with clauses (i), (ii) or (iii) above; provided, however, that, without limiting the terms of the reimbursement provisions set forth in such Section 7.4(b) of the National MLP Partnership Agreement, the Purchaser agrees that such reimbursement shall be made consistent in nature, amount and method of determination with past practices in the ordinary course of business; and (y) Triarc to the extent that any payments of interest are made under the Triarc Note to the National OLP on or after June 30, 1999; and

        (v) Other than as set forth in Sections 5.6 and 9.1(b), none of the Purchaser Parties, the National MLP, the National OLP or their respective successors or assigns shall seek or otherwise be entitled to any recovery, indemnification or other benefit under any insurance policy owned or maintained by Triarc or the National MGP.

     (b) If the Acceptance does not occur, the Purchaser Parties and the National Parties, respectively, shall bear their own fees and expenses except as otherwise contemplated by this Section 5.16 and Section 8.2.

5.17 Tax Matters.

     (a) Purchase Price Allocations.

     The National MGP and the Purchaser agree that, at any time until the expiration of the Debt Indemnity, the fair market value of the assets of National OLP shall be determined in accordance with an appraisal conducted by Valuation Research Corporation prior to Closing (the "Appraisal"), performed in a manner consistent with the assumptions and methodologies used by Valuation Research Corporation in its appraisal of the assets upon formation of National OLP; provided that, if the Appraisal places the value of the depreciable and amortizable assets (the "Assets") at less than $117 million, the Purchaser may cause an appraisal of the Assets to be performed by an independent, nationally recognized appraiser selected by it (the "Alternate Appraisal"). If the Alternate Appraisal places the value of the Assets at $130 million or less, the National MGP and the Purchaser shall, for all tax and Code Section 704 book purposes, utilize such value. If the Alternate Appraisal places the value of the Assets at more than $130 million, the value placed on the Assets by the Appraisal shall be utilized for all tax and Code Section 704 book purposes. The National MGP and the Purchaser agree that (i) the Code Section 704 book value of the National OLP assets shall be adjusted as of the Closing Date to be equal to the fair market value of such assets as determined above, and (ii) the straight line method of depreciation and the MACRS life shall be used in calculating depreciation on the Assets for all tax and Code Section 704 book purposes for all periods following closing of the Transactions. The Purchaser and the National MGP agree to use the value of the Assets used for all tax and Code Section 704 book purposes for all other purposes including for financial accounting purposes. The Purchaser shall cause the Purchaser OLP to use the value of the Assets so determined for tax, Code
Section 704 book and all other purposes. The Purchaser and the National MGP further agree to file any information or schedules required by the Code in accordance with the agreed upon allocations, and agree to be bound by, and file tax returns consistent with, any such agreed upon allocations.

     (b) Code Section 704(c) Election.

     The Purchaser and the National MGP agree that the Purchaser OLP may elect to use the "remedial allocation method" described in Treasury Regulation Section 1.704-3 (the "Remedial Allocation Method") with respect to any National Assets.

     (c) Tax Cooperation.

     After the date of the Closing, National General Partners and Purchaser Holdings shall, and shall cause their respective subsidiaries and affiliates to, cooperate in the preparation of all Tax Returns and shall provide, or cause to be provided to the requesting party any records and other information requested by such party (limited, however, to information pertaining to National OLP, National MLP and NSSI) in connection therewith as well as permit access to, and permit the cooperation of, the auditors of the National General Partners and Purchaser Holdings. Purchaser Holdings and the National MGP each further agree that they will cooperate fully, and cause their affiliates to cooperate fully, with each other and their counsel in the defense against or compromise of any claim asserted in any proceeding regarding Taxes imposed upon any of the National Parties, the National OLP or NSSI.

     (d) Certain Tax Contests.

     In connection with any audit, examination or other administrative or judicial proceeding with respect to any controversy involving the elections, methods or principles provided on Schedule 5.2(e) or a matter listed on Schedule
5.14 (a "Tax Controversy"), unless such elections, methods, principles or positions are contrary to Applicable Law (as that term is defined in the last paragraph of Section 5.2), the Purchaser and Purchaser Holdings agree that they shall cause the Purchaser OLP to contest in good faith and using commercially reasonable efforts with respect to such Tax Controversy and will not settle or otherwise compromise such Tax Controversy without the written consent of the National MGP prior to a final determination of such controversy by a Federal circuit court with applicable jurisdiction with respect to the Purchaser OLP (or any state court with similar appellate authority). The Purchaser and Purchaser Holdings shall consult with the National MGP as reasonably required during the pendency of such Tax Controversy. The Purchaser and Purchaser Holdings shall pay all costs incurred in connection with such Tax Controversy other than costs incurred in connection with any proceeding in the Federal circuit court with applicable jurisdiction (or any state court with similar appellate authority) with respect to the Purchaser OLP, which costs shall be shared equally by the National MGP and Purchaser Holdings. The Purchaser and the National MGP shall jointly control the Tax Controversy after a decision of any court with respect to such Tax Controversy. This Section 5.17(d) shall not apply to any Tax Controversy that National MGP has assumed control of pursuant to the last paragraph of Section 5.2.

                                  ARTICLE VI

                                  CONDITIONS

Section 6.1   Conditions to the Merger.

     The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions and only the following conditions:

     (a) Conveyance of Acquired Interests.

     Good and valid title to the Acquired Interests owned by the National Parties shall have been conveyed to the Purchaser and Purchaser General Partner pursuant to Sections 2.1 and 2.2, free and clear of any liens, claims or encumbrances.

     (b) Approval of a Unit Majority.

     This Agreement and the Merger and the other transactions contemplated hereby shall have been approved and adopted by the affirmative vote of at least a majority of the outstanding National Common Units voting as a class and at least a majority of the outstanding National Subordinated Units voting as a class to the extent required by the Delaware Law and the National MLP Partnership Agreement.

     (c) No Injunctions or Restraints.

     No statute, rule, decision, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity preventing the consummation of the Merger shall be in effect and no action or proceeding shall be pending which could reasonably be expected to result in such order or injunction.

     (d) Corporate and Partnership Authority.

     The representations and warranties of the National Parties set forth in
Section 3.2 shall be true and correct as of the Closing Date as though made as of such date, provided that this clause (d) shall only be a condition to the obligation of the Purchaser Parties.

     (e) Acceptance.

     The Acceptance shall have occurred.

Section 6.2   Conditions to the Purchase of National OLP Interests.

     The obligations of the Purchaser and the Purchaser General Partner to purchase the Acquired Interests owned by the National Parties pursuant to
Section 2.1(b) shall be subject to the satisfaction at or prior to the Effective Time of the following conditions and only the following conditions:

     (a) Reorganization.

     The transactions contemplated by Section 2.1(a) shall have been consummated.

     (b) Approval of a Unit Majority.

     This Agreement and the Merger and the other transactions contemplated hereby shall have been approved and adopted by the affirmative vote of at least a majority of the outstanding National Common Units voting as a class and at least a majority of the outstanding National Subordinated Units voting as a class to the extent required by the Delaware Law and the National MLP Partnership Agreement.

     (c) No Injunctions or Restraints.

     No statute, rule, decision, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity preventing the acquisition of the Acquired Interests owned by the National Parties by the Purchaser or Purchaser General Partner shall be in effect and no action or proceeding shall be pending which could reasonably be expected to result in such order or injunction.

     (d) Corporate and Partnership Authority.

     The representations and warranties of the National Parties set forth in
Section 3.2 and 3.7(j) shall be true and correct as of the Closing Date as though made as of such date.

     (e) Acceptance.

     The Acceptance shall have occurred.

     (f) Prepayment.

     The National OLP shall concurrently prepay all the First Mortgage Notes under Section 9.2 of the Note Agreements and its outstanding indebtedness under the Acquisition Line.

                                  ARTICLE VII

                        EMPLOYEES AND EMPLOYEE BENEFITS

Section 7.1   Offers of Employment; Severance Obligations.

     The Purchaser has previously been delivered a list of employees of the National MGP and its affiliates who are employed by the National MGP in connection with the business of the National MLP and the National OLP setting forth the title and base compensation and 1998 bonus of those employees who are active employees on the date of this Agreement, including those on temporary leave for jury duty, family and short-term medical leave, vacation or military duty (the "Employees"). The parties agree that all Employees will be offered employment by the Purchaser Parties. All costs of severance relating to Employees (a) under the National MGP Employee Retention Program ("Retention Program"), a true and correct copy of which is attached hereto as Schedule 7.1(a) (including related litigation costs), (b) under those certain employment and severance agreements listed on Schedule 7.1(b), (c) amounts related to payments under the stock, phantom stock, unit or phantom unit plans maintained by the National MGP and identified on Schedule 7.1(c) which would be payable as a result of the transactions contemplated hereby, or (d) arising by operation of law, shall be for the Purchaser's account.

Section 7.2   Increased Severance Costs.

     Except as otherwise contemplated or permitted by this Agreement (including, without limitation, Sections 5.2(a) and (d) hereof), the National MGP shall take no action that would reasonably be expected to result in increased severance cost obligations to the Purchaser or its affiliates as set forth in Section 7.1 hereof without the prior written consent of Purchaser General Partner, which shall not be unreasonably withheld.

Section 7.3   401(k) Plan; Direct Roll-Over.

     For Employees who so elect, the Purchaser Parties' 401(k) Plan shall accept direct roll-overs from the National MGP 401(k) Plan.

Section 7.4   Assumed Employee Liabilities.

        (a) At the Effective Time, the Purchaser shall assume all liabilities of the National Parties to, or with respect to, the Employees (or their dependents or beneficiaries), including, without limitation, pursuant to the Retention Program, accrued vacation, compensation payable under the incentive compensation plans listed on Schedule 7.4, liability under any workers compensation law or plan (regardless of when the incident occurred), liability under COBRA or the Worker Adjustment and Retaining Notification Act of 1988 ("WARN") or any similar state law, and any other liability related to or based upon employment with the National Parties.

        (b) In addition to, and not in limitation of, the foregoing, the Purchaser shall assume at the Effective Time all liabilities of the National MGP which the National MGP is or would become entitled to reimbursement pursuant to
Section 7.4 of the National MLP Partnership Agreement assuming for this purpose such reimbursement right continued after the Effective Time except where such provision would be inconsistent with clauses (i), (ii) or (iii) of Section 5.16; provided, however, that, without limiting the terms of the reimbursement provisions set forth in such Section 7.4(b) of the National MLP Partnership Agreement, the Purchaser agrees that such reimbursement shall be made consistent in nature, amount and method of determination with past practices in the ordinary course of business.

 Section 7.5   Collective Bargaining Matters.

     The Purchaser shall expressly recognize any collective bargaining representative recognized by the National MGP or any of the National Parties as of the Effective Time for units consisting of Employees and identified on
Schedule 7.5 and shall expressly assume any and all of the National MGP's and the National Parties' obligations under any collective bargaining agreements (all as listed on Schedule 7.5) existing at the Effective Time with respect to the Employees.

Section 7.6   Multiemployer Plan Arrangements.

     In connection with the possible imposition of withdrawal liability under
Section 4201(a) of ERISA ("Withdrawal Liability") by reason of the consummation of the Transactions, the Purchaser will have the option, determined by it in its sole discretion, to elect to utilize, on a plan-by-plan basis, either paragraph
(a) or (b) of this Section 7.6 with respect to each of the multiemployer pension plans to which the National Parties had an obligation to contribute in connection with Employees immediately prior to the Effective Time (each, a "Multiemployer Plan"):

        (a) The Purchaser and the National Parties will effect an agreement under Section 4204 of ERISA, as follows:

             (i) The Purchaser will contribute to the Multiemployer Plans for substantially the same number of contribution base units (as defined in Section 4001(a)(11) of ERISA) for which the National Parties had an obligation to contribute for each of such Multiemployer Plans as may be required under Section 4204(a)(1)(A) of ERISA.

             (ii) The Purchaser and the National Parties shall each take such appropriate actions as may be required of them respectively by Section 4204 of ERISA in order for the National Parties not to incur primary withdrawal liability under ERISA at the Effective Time, including their providing such bonds or escrow arrangements as may be required by the Multiemployer Plans under Section 4204 ERISA.

             (iii) If the Purchaser completely or partially withdraws from any Multiemployer Plan during the first five (5) plan years beginning after the Effective Time, the National Parties will be secondarily liable for any withdrawal liability that the National Parties would have incurred at the Effective Time were it not for the application of Section 4204 of ERISA.

        (b) To the extent that any of the National Parties shall incur Withdrawal Liability in connection with any of the Multiemployer Plans by reason of the consummation of the Transactions under circumstances in which no agreement has been effected under Section 7.6(a) with respect to such Multiemployer Plan, the Purchaser shall directly pay in a single sum any and all such Withdrawal Liability so incurred to the applicable Multiemployer Plan; provided, however, that notwithstanding the foregoing, to the extent that the Purchaser elects to utilize Section 7.6(a) with respect to a Multiemployer Plan and any of the National Parties nonetheless incurs Withdrawal Liability in connection with such Multiemployer Plan on account of the failure of any of the National Parties to satisfy any of the requirements of Section 4204 of ERISA applicable with respect thereto, the Purchaser shall not be required to pay such Withdrawal Liability.

Section 7.7   Losses Relating to Employees and Employee Benefits.

     The Purchaser and the Purchaser OLP shall fully indemnify, defend, and hold harmless the National Parties from and against any liability, loss, damage or expense the National Parties may incur as a result of any claim made with respect to any obligation of, or liability assumed by, the Purchaser and Purchaser OLP pursuant to this Article VII.

                                 ARTICLE VIII

                                  TERMINATION

Section 8.1   Events of Termination.

     Notwithstanding any other provision hereof, this Agreement may be terminated prior to the Acceptance Date or, with respect to clause (d) below, the Closing Date, as set forth below.

     (a) Consent.

     By Purchaser General Partner and the National MGP upon their mutual written agreement.

     (b) No National Common Units Purchased.

     By (i) the Purchaser, if the Offer expires or is terminated or withdrawn in accordance with the terms thereof or Section 1.1(a) hereof without any National Common Units being purchased thereunder or as a result of the occurrence or existence of any condition set forth in Annex A hereto but subject to Section 1.1(a) hereof or (ii) by the National MGP, if the Offer is terminated, or has not been commenced in accordance with the terms hereof within five business days of the date hereof, or if the Purchaser has not purchased National Common Units validly tendered and not withdrawn pursuant to the Offer in accordance with the terms hereof within 90 days after commencement of the Offer or (iii) by the Purchaser if, as a result of the occurrence or existence of any condition set forth in Annex A hereto, the Offer has not been commenced in accordance with the terms hereof within 60 days of the date hereof; provided, however that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) and its affiliated parties are not in material breach of any of its representations, warranties or covenants contained herein.

     (c) National Recommendation.

     By the National MGP prior to the Acceptance Date acting through the Special Committee or by Purchaser General Partner, if the Special Committee determines that a National Possible Alternative would constitute a National Superior Transaction and the National Board or the Special Committee, consistent with
Section 5.8, withdraws, modifies, qualifies or changes in a manner adverse to the Purchaser its recommendation that the holders of National Common Units tender their National Common Units in the Offer.

     (d) Outside Date.

     By either Purchaser Holdings or the National MGP in writing if the Closing has not occurred by the date that is 210 days after purchase of the National Common Units pursuant to the Offer; provided, however, that no party whose breach hereof has been the cause of the failure to close shall have the right to terminate this Agreement under this Section 8.1(d).

     (e) Applicable Law Change.

     By National MGP prior to the Acceptance Date if (A) the Applicable Date with respect to any matter is the date of this Agreement and (B) the National MGP notifies the Purchaser in writing that the relevant Applicable Law Change would adversely affect the tax deferral for the benefit of the National MGP sought to be achieved by the last paragraph of Section 5.2 and Section 5.9 hereof.

Section 8.2   Effect of Termination.

     The following provisions shall apply in the event of a termination of this
Agreement:

     (a) No Liability.

     If this Agreement is terminated as permitted under Section 8.1, no party hereto (or its officers or directors) will have any liability or further obligation to any other party to this Agreement, except for obligations pursuant to the last sentence of Section 5.1 hereof and any liability resulting from the breach hereof or as set forth in this Section 8.2.

     (b) Termination Fee.

     In view of the expenses and foregone opportunities associated with the negotiation and execution of this Agreement, if this Agreement is terminated as permitted under Section 8.1(c), the National MLP shall have the obligation to pay or cause to be paid promptly (but in no event more than three (3) days after this Agreement is so terminated) to the Purchaser a fee of $3.0 million in cash. No obligations of the National MGP, the National MLP or the National OLP under this Agreement shall be terminated until such payment has been made.

     (c) Topping Fee.

     In the event that (i) this Agreement is terminated pursuant to Section 8.1(c) and (ii) within the 12 months following such termination a National Possible Alternative is consummated which is more beneficial than the transactions contemplated by this Agreement, taken as a whole, to the holders of National Common Units other than the National MGP and its affiliates, then the National MLP shall pay to the Purchaser, within three days of such consummation, a topping fee equal to $6.0 million (inclusive of any amounts previously paid by the National MLP pursuant to Section 8.2(b) hereof). If the transaction does not involve the acquisition of substantially all of the interests in or assets of the National MLP or the National OLP, then the calculation of the amount to be paid in excess of amounts paid pursuant to Section 8.2(b) shall be adjusted on a pro rata basis.

     (d) Specific Performance; Attorneys' Fees.

     The parties hereto acknowledge that the transactions contemplated hereby are unique and specifically identifiable. Accordingly, the parties hereto further agree and stipulate that if the Acceptance or the Closing does not occur because of the willful failure of the National Parties, on the one hand, or the Purchaser Parties, on the other hand, to perform their respective obligations hereunder, (i) monetary damages and any other remedy at law will not be adequate, (ii) the non-defaulting party shall be entitled to specific performance as the remedy for such breach, (iii) each party hereto agrees to waive any objection to the remedy of specific performance, (iv) each party agrees that the granting of specific performance by any court will not be deemed to be harsh or oppressive to the party who is ordered specifically to perform its obligations under this Agreement, and (v) in connection with any action for specific performance, the prevailing party shall be entitled to reasonable attorneys' fees and other costs of prosecuting or defending such action.

     (e) Other Remedies.

     The right to seek specific performance hereunder shall not preclude any party to seek any other remedy at law or in equity.

     (f) Outside Date Breakage Fee.

     In the event that this Agreement is terminated pursuant to Section 8.1(d) or is terminated upon mutual agreement of the parties, on the date of such termination Triarc shall unconditionally and irrevocably pay to the Purchaser, as an inducement for the Purchaser Parties to enter into this Agreement and as a breakage payment for such termination, the sum of (i) $2.40 multiplied by the number of Common Units accepted and paid for in the Offer (such amount, the "Fee"), and (ii) interest on the Fee, calculated based on a rate per annum of 9.44%, for the period from the Acceptance Date to such date of termination; it being understood that Triarc hereby waives any right to set-off, counterclaim or any other defense to such payment. It is agreed by the parties that payment of such sum by Triarc shall not in any way limit any parties' right to seek recovery of any damages as contemplated under this Agreement or any parties' liability with respect to such damages.

                                  ARTICLE IX

                                INDEMNIFICATION

Section 9.1   Indemnification of Certain National Parties.

     (a) Indemnification of Certain National Parties.

     The Purchaser, Purchaser Holdings and Purchaser General Partner, from and after the Closing, shall (and shall cause the Purchaser OLP to) jointly and severally indemnify and hold harmless, to the fullest extent permitted by law, the National General Partners, Triarc and their respective stockholders, officers, directors, affiliates, successors and assigns from and against any and all losses, costs, damages, expenses (including reasonable attorneys' fees), liabilities and claims (collectively, "Losses") arising or resulting from, or relating to (a) the amounts referred to in Section 5.16(a)(iv); (b) any material breach of the representations or warranties in
Article IV; (c) the conduct of the business or operations of the Purchaser, the Purchaser OLP, the National MLP, the National OLP or NSSI following the Effective Time; (d) any litigation pending on the date hereof specified on
Schedule 9.1; and (e) the Marshfield, Wisconsin property, except in each case of clauses (a) through (c) for Losses for which the National MGP is indemnifying the Purchaser and its affiliates pursuant to Section 9.2 below. In addition, the Purchaser, Purchaser Holdings and Purchaser General Partner, from and after the Closing, shall (and shall cause the Purchaser OLP to) jointly and severally indemnify and hold harmless the National General Partners, Triarc and their respective stockholders, officers, directors, affiliates, successors and assigns (including any person who has acted in any such capacity at any time prior to the Effective Time), in the manner set forth in Section 7.7 of the National MLP Partnership Agreement and Section 7.7 of the National OLP Partnership Agreement, from and against all Losses arising or resulting from or relating to the National MLP, the National OLP, the National General Partners or NSSI, from which such persons, or any of them, would have been entitled to be indemnified pursuant to such Section except in each case for Losses for which the National MGP is indemnifying the Purchaser and its affiliates pursuant to Section 9.2 below; provided, that this indemnification shall not be limited as provided in the last sentence of Section 7.7(a) of the National MLP Partnership Agreement or the last sentence of Section 7.7(a) of the National OLP Partnership Agreement. For purposes only of giving effect to the indemnification set forth in the immediately preceding sentence, all of the terms and provisions of the National MLP Partnership Agreement and the National OLP Partnership Agreement are incorporated herein mutatis mutandis.

     (b) Limitation of Liability.

     For purposes of this Article IX, all Losses shall be computed net of (a) any insurance proceeds actually received from third-party insurance (without consideration of deductibles) for the event or occurrence giving rise to the Losses, and (b) any amounts actually received from any third parties based on claims related to the event or occurrence giving rise to the Losses that the indemnified party has against such third parties, which reduce the Losses that would otherwise be sustained. If any indemnifying party pays to the indemnified party any Losses under this Article IX and the indemnified party subsequently recovers from some other person any sum in respect of any matter giving rise to the relevant claim, the indemnified party shall repay to the indemnifying party the lesser of (a) the amount paid by the indemnifying party to the indemnified party and (b) the sum recovered from such other person.

     (c) Limitations with Respect to Certain Tax Losses.

     Any amounts indemnified under the last paragraph of Section 5.2 or Section
5.9 shall be computed as therein provided, but shall otherwise be subject to
Article IX. No indemnity shall be provided to the National MGP with respect to any Losses arising under the last paragraph of Section

5.2, Section 5.9 or Section 5.14 (the "Tax Indemnity Provisions") to the extent that any such Losses or any portion thereof are attributable to (i) the Internal Revenue Service determining the National MGP is not a partner with respect to the Purchaser OLP or the Debt Indemnity is not recognized as an obligation by the National MGP to make payments with respect to the Indemnified Debt or reimburse a third party with respect to the Indemnified Debt resulting in the Indemnified Debt not being allocated to National MGP under Code Section 752 or
(ii) any merger of the National MGP with or into Triarc or an affiliate of Triarc, or the transfer permitted by the last sentence of Section 2.1(a), results in the recognition by the National MGP, National SGP or any transferee thereof pursuant to the last sentence of Section 2.1(a) or any successor thereto of any income or gain for federal income tax purposes, except in each case to the extent such determination results from the breach by Purchaser or Purchaser Holdings of any provision of this Agreement. Any Losses arising under more than one of the Tax Indemnity Provisions shall be subject to indemnification under only one of such provisions and shall not be subject to further indemnification hereunder. Losses relating to Taxes shall only be subject to indemnification hereunder pursuant to the Tax Indemnity Provisions.

     (d) Limitation of Indemnification.

     Notwithstanding any other provision of this Agreement to the contrary, in no event shall any indemnification be provided under this Article 9 or under the Tax Indemnity Provisions in respect of any consequential, exemplary, indirect, incidental, special or punitive damages or lost profits.

Section 9.2   Indemnification of the Purchaser Parties.

     (a) Debt Indemnity.

     The National MGP, from and after the Closing Date, shall indemnify and hold harmless Purchaser Holdings and its affiliates, any successors thereto, or any of the preceding persons who subsequent to the Closing Date guarantees or otherwise incurs any liability with respect to the Indemnified Debt (as defined below), from and against any and all Losses arising or resulting from, or relating to any payments that Purchaser Holdings and its affiliates or any successors thereto are required to make (and make) from their own funds (after prior recourse is had to the assets of the Purchaser OLP); with respect to the National OLP debt at the Closing Date (as set forth on Schedule 9.2(a)) and any refinancing, refunding or replacement thereof ("Indemnified Debt"), due to the inability of the Purchaser OLP to pay or refinance any such Indemnified Debt from the assets of the Purchaser OLP. The National MGP shall be subrogated to such rights of Purchaser Holdings to the extent that the National MGP has made any payment in respect of the indemnity referred to in this Section 9.2(a) (the "Debt Indemnity"). Purchaser Holdings acknowledges that the National MGP will make no representations, warranties or covenants (including without limitation regarding net worth of the National MGP) in connection with the Debt Indemnity.

     (b) Other Indemnity.

     Any amounts indemnified under the last paragraph of Section 5.2 shall be computed as therein provided, but shall otherwise be subject to Article IX. The National MGP and Triarc, from and after the Acceptance Date, shall jointly and severally indemnify and hold harmless Purchaser Holdings, the Purchaser, Purchaser General Partner and their respective stockholders, officers, directors, affiliates, successors and assigns from and against any and all Losses arising or resulting from, or relating to ("Other Indemnity") (i) any material breach of the representations or warranties in Sections 3.1, 3.2 and
3.7 hereof, or (ii) any claim made by any holder of indebtedness of the National OLP, to the extent relating to any act or omission of the National MGP, Triarc or their affiliates prior to Closing, if such claim has been asserted in writing prior to the Acceptance Date and does not arise from or relate to the transactions contemplated by this Agreement or any action or omission otherwise requested by the Purchaser.

Section 9.3   Termination of Indemnities; Survival Periods.

     All obligations of the National MGP (other than obligations with respect to payments that may become due as a result of any claims made by any holder of Indemnified Debt prior to date of termination) with respect to the Debt Indemnity shall terminate upon the sale of the Special Limited Partner Interests pursuant to a Put Notice or a Call Notice. Except as provided in this Section 9.3, none of the representations and warranties in this Agreement shall survive the Acceptance Date. In addition, all obligations of the National MGP and Triarc with respect to the Other Indemnity shall terminate on the first anniversary of the date of this Agreement (other than obligations with respect to payments that may become due as a result of any good faith claims made to Triarc prior to the first anniversary of the date of this Agreement) except that obligations in respect of Losses arising or resulting from breaches of representations and warranties in Section 3.7 shall not terminate. All covenants, agreements and indemnities contained herein which by their terms are to be performed after the Closing Date shall survive the Closing Date.

Section 9.4   Demands.

     Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the "Claim"), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Claim if the indemnified party failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against such matter and to make a timely response thereto including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Claim, only insofar as such failure to notify the indemnifying party has actually resulted in prejudice or damage to the indemnifying party.

Section 9.5   Right to Contest and Defend.

     The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention so to contest shall be delivered by the indemnifying party to the indemnified party within 20 business days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by counsel selected and employed by the indemnifying party and reasonably acceptable to the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. Provided that the indemnifying party acknowledges in writing that it is unconditionally obligated to provide such indemnification, the indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. At any time after the commencement of the defense of any Claim, the indemnifying party may request the indemnified party to agree in writing to the abandonment of such contest or to the payment or compromise by the indemnifying party of the asserted Claim, whereupon such action shall be taken unless the indemnified party determines that the contest should be continued, and so notifies the indemnifying party in writing within 20 business days of such request from the indemnifying party. If such abandonment or compromise contemplates (i) the unconditional release of the indemnified party from all further Claims arising out of the subject matter thereof, (ii) no admission of culpability by the indemnified party and (iii) no restrictions on the future operations of the indemnified party, and the indemnified party nevertheless determines that the contest should be continued, the indemnifying party shall be liable hereunder only to the extent of the amount that the other party to the contested Claim had agreed unconditionally to accept in payment or compromise as of the time the indemnifying party made its request therefor to the indemnified party.

Section 9.6   Cooperation.

     If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel at the cost of the indemnifying party in contesting any Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Claim.

Section 9.7   Right to Participate.

     The indemnified party and the indemnifying party each agree to afford the other party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any Claim against the indemnified party or conferences with representatives of or counsel for such persons.

Section 9.8   Payment of Damages.

     The indemnifying party shall pay to the indemnified party in immediately available funds any amounts to which the indemnified party may become entitled by reason of the provisions of this Agreement, such payment to be made within five days after any such amounts are finally determined either by mutual agreement of the parties hereto or pursuant to the final unappealable judgment of a court of competent jurisdiction.

Section 9.9   Exclusivity.

     The parties acknowledge and agree that following the Acceptance, the indemnification provisions contained in this Article IX with respect to a claim for a breach of a representation or warranty constitute the sole remedy with respect to such matters.

                                   ARTICLE X

                                 MISCELLANEOUS

Section 10.1   [Intentionally Left Blank].

Section 10.2   Notices.

     Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (herein collectively called "Notice") shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

If to any of the National Parties, addressed to:

                National Propane Corporation
                200 1st Street SE
                Suite 1700
                Cedar Rapids, Iowa 52401

        Attention: President
        Telecopy: (800) 354-9213

with a copy to:

        Triarc Companies, Inc.
        280 Park Avenue
        New York, NY 10017
        Attention: Brian L. Schorr, Esq.
        Telecopy: (212) 451-3216

with a copy to:

        Andrews & Kurth L.L.P.
        805 Third Avenue
        New York, NY  10022
        Attention: Mike Rosenwasser, Esq.
        Telecopy: (212) 850-2929

If to any of the Purchaser Parties, addressed to:

        Columbia Propane Corporation
        c/o Columbia Energy Group
        13880 Dulles Corner Lane
        Herndon, VA 20171
        Attention: Mark A. Cleaves
        Telecopy:  (703) 561-7311

with a copy to:

        Columbia Propane Corporation
        c/o Columbia Energy Group
        13880 Dulles Corner Lane
        Herndon, VA 20171
        Attention: Legal Department
        Telecopy:  (703) 561-7303

     and

        LeBoeuf, Lamb, Greene & MacRae, L.L.P.
        125 West 55th Street
        New York, NY 10019
        Attention: Robert S. Rachofsky

        Telecopy:  (212) 424-8500

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 10.3   Governing Law.

     The provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware and the federal laws of the United States. Each party hereto hereby irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (each a "Delaware Court") for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, (b) agrees that any such action, suit or proceedings may be brought or maintained only in a Delaware Court and in no other forum, (c) agrees that service of any process, summons, notice or document by U.S. Registered or certified mail to such party at the address specified in Section 10.2 shall be effective service of process in any such action, suit or proceeding in any Delaware Court, and (d) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or related to this Agreement or the transactions contemplated hereby in any Delaware Court located in Wilmington, Delaware, and further irrevocably and unconditionally waives and agrees not to plead a claim in any such court that any such action, suit or proceeding has been brought in an inconvenient forum.

Section 10.   Entire Agreement; Amendments and Waivers.

     This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 10.5   Binding Effect and Assignment.

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of either Purchaser General Partner or the National MGP, as applicable, other than as set forth herein. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective successors and permitted assigns, any rights, benefits or obligations hereunder.

Section 10.6   Severability.

     If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the parties hereto shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

Section 10.7   Parties in Interest.

     This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.8   Disclosure.

     Disclosure of a matter in any schedule to this Agreement shall be deemed disclosure with respect to any other schedule so long as the relevance of the matter to such other schedule is reasonably apparent. The mere inclusion of an item in any schedule shall not be deemed an admission that such item represents a material exception of fact, event or circumstance or that such item would result in a Material Adverse Effect.

Section 10.9   Interpretation.

     The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

Section 10.10   References; Construction.

     References to any "Article," "Exhibit," "Schedule" or "Section," without more, are to Articles, Exhibits, Schedules and Sections to or of this Agreement. Unless otherwise expressly stated, clauses beginning with the term "including" set forth examples only and in no way limit the generality of the matters thus exemplified.

Section 10.11  Context.

     Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.

Section 10.12   Execution.

     This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

     EXECUTED as of the date first set forth above.

                                NATIONAL PROPANE PARTNERS, L.P.,

                                By:  National Propane Corporation, Its
                                     Managing General Partner


                                By:  /s/ Ronald R. Rominiecki
                                     ----------------------------------------
                                     Name:  Ronald R. Rominiecki
                                     Title: President and Chief Operating
                                            Officer


                                NATIONAL PROPANE CORPORATION

                                By:  /s/ Ronald R. Rominiecki
                                     ----------------------------------------
                                     Name:  Ronald R. Rominiecki
                                     Title: President and Chief Operating
                                            Officer


                                NATIONAL PROPANE SGP, INC.

                                By:  /s/ Ronald R. Rominiecki
                                     ----------------------------------------
                                     Name:  Ronald R. Rominiecki
                                     Title: President and Chief Operating
                                            Officer


                                TRIARC COMPANIES, INC.

                                By:  /s/ Eric D. Kogan
                                     ----------------------------------------
                                     Name:  Eric D. Kogan
                                     Title: Executive Vice President --Corporate
                                            Development

                                COLUMBIA PROPANE CORPORATION

                                By:  /s/ A. Mason Brent
                                     ----------------------------------------
                                     Name:  A. Mason Brent
                                     Title: President and CEO


                                COLUMBIA PROPANE L.P.

                                By:  CP Holdings, Inc.
                                     Its General Partner

                                By:  /s/ A. Mason Brent
                                     ----------------------------------------
                                     Name:  A. Mason Brent
                                     Title: President and CEO


                                CP HOLDINGS, INC.

                                By:  /s/ A. Mason Brent
                                     ----------------------------------------
                                     Name:  A. Mason Brent
                                     Title: President and CEO

                                                                         ANNEX A

                            Conditions to the Offer

     Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or pay for any National Common Units tendered pursuant to the Offer, and may terminate, extend or amend the Offer and may postpone the acceptance for payment of and payment for National Common Units tendered, if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after the date of this Agreement, and prior to the acceptance for payment of National Common Units, any of the following conditions shall exist:

        (a) there shall be instituted or pending any action or proceeding, or there shall have been issued and remain in effect any temporary restraining order, preliminary or final injunction, order or decree by any court or governmental, administrative or regulatory authority or agency, domestic or foreign, resulting from any action or proceeding brought by any person which does or could reasonably be expected to (i) restrain or prohibit the making of the Offer or the consummation of any other Transaction, (ii) prohibit or limit ownership or operation by the National MLP, Purchaser General Partner or the Purchaser of all or any material portion of the business or assets of the National MLP and its subsidiaries, taken as a whole, or Purchaser General Partner or any of its subsidiaries, or compel the National MLP, Purchaser General Partner or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the National MLP, Purchaser General Partner, the Purchaser or any of their subsidiaries or impose any material limitation on the ability of Purchaser General Partner or the Purchaser to conduct such business or own such assets, in each case as a result of the Transactions; (iii) impose material limitations on the ability of Purchaser Holdings, Purchaser General Partner or the Purchaser (A) to exercise effectively full rights of ownership of any National Common Units or any of the other Acquired Interests, including, without limitation, the right to vote any National Common Units acquired by the Purchaser pursuant to the Offer, or otherwise on all matters properly presented to the National MLP's unitholders, including, without limitation, the approval and adoption of this Agreement and the Transactions or (B) to effectively control through the general partner interests included in the Acquired Interests the business and operations of the National MLP, National OLP or NSSI; or (iv) require divestiture by Purchaser General Partner, the Purchaser or any of their affiliates of any significant (in terms of value or control rights) partnership interest in the National MLP or the National OLP;

        (b) there shall have been any action taken, or any statute, rule, regulation, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Purchaser General Partner, the National MLP or any subsidiary or affiliate of Purchaser General Partner or the National MLP or (ii) any Transaction, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, in the case of both (i) and (ii) other than the routine application of the waiting period provisions of the HSR Act to the Offer, or the Merger, in each case which results or could reasonably be expected to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

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        (c)  prior to the expiration of the Offer, all material filings or notifications required to be made prior to the acceptance for payment of any National Common Units with any governmental entity shall not have been made, and all material consents, approvals, authorizations or permits required to be obtained prior to the acceptance for payment of any National Common Units from all governmental entities in connection with the consummation of the transactions contemplated by this Agreement shall not have been obtained or shall not be in form and substance reasonably satisfactory to the Purchaser;

        (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any substantial limitation or suspension of, payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any United States federal or state government or governmental, administrative or regulatory authority or agency on the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States having a significant adverse effect on the functioning of the financial markets in the United States, or (v) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

        (e) (i) the National Board or the Special Committee shall have withdrawn, modified, qualified or changed in a manner adverse to Purchaser General Partner or the Purchaser the approval or recommendation of the Offer, the Transactions, the Merger or this Agreement or approved or recommended any National Possible Alternative or any other acquisition of National Common Units other than the Offer, the Transactions and the Merger or (ii) the National Board or the Special Committee shall have resolved to do any of the foregoing;

        (f) any representation and warranty of the National Parties in this Agreement shall not be true and correct as of the date of this Agreement and as of the scheduled or extended expiration of the Offer as though such representation and warranty were made at and as of such time, except for any representation and warranty which is expressly made as of a specified date, in which case such representation and warranty shall be true and correct as of such specified date, except in all cases where the failure or failures of such representations and warranties to be so true and correct (without giving effect to any materiality or Material Adverse Effect qualification set forth herein) would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

        (g) the National Parties shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the National Parties to be performed or complied with by them under this Agreement;

        (h) this Agreement shall have been terminated in accordance with its terms;

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        (i)  any person, entity or "group" other than Purchaser Holdings or any of its affiliates shall have become the beneficial owner (as that term is used in Rule 13d-3 under the Exchange Act) of 33% or more of the outstanding National Common Units;

        (j) the Purchaser and the National MGP shall have agreed that the Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for National Common Units thereunder;

        (k) Since September 30, 1998, and except as publicly disclosed prior to the date of this Agreement by the National MLP, there shall have occurred any Material Adverse Effect or any event or circumstance that (singly or together with any other such events or circumstances) could reasonably be expected to have a Material Adverse Effect;

        (l) The Note Agreements (including Amendment No. 2 thereto) shall not be in full force and effect or there shall exist and be continuing any Event of Default (as defined therein) thereunder or any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default thereunder; or

        (m) There shall exist and be continuing under the Credit Agreement dated June 26, 1996, as amended, by and among the National OLP, BankBoston, N.A., and the bank lenders thereto, any Event of Default (as defined therein) or any condition or event that, with the giving of notice or passage of time or both, would constitute an Event of Default thereunder (other than any such Event of Default that shall have been waived pursuant to a waiver which is in full force and effect).

        The foregoing conditions are for the sole benefit of the Purchaser and Purchaser General Partner and may be asserted by the Purchaser or Purchaser General Partner regardless of the circumstances giving rise to any such condition and may be waived by the Purchaser or Purchaser General Partner in whole or in part at any time and from time to time in their sole discretion. The failure by Purchaser General Partner or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

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